Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

ENSIGHT IV ENERGY PARTNERS, LLC

AND

ENSIGHT HAYNESVILLE PARTNERS, LLC

(COLLECTIVELY, AS SELLER)

AND

TELLURIAN PRODUCTION LLC

(AS BUYER)

DATED July 13, 2022

TABLE OF CONTENTS

1.	Sale and Purchase of Assets	1

1.1	Assets to be Sold	1

1.2	Exclusions and Reservations	3

1.3	Suspended Proceeds	5

1.4	Election to Effect IRC § 1031 Exchange	5

2.	Purchase Price and Effective Time	6

2.1	Purchase Price and Deposit	6

2.2	Allocation of Purchase Price	6

2.3	Adjustments to Purchase Price	6

2.4	Effective Time of Sale	8

2.5	Withholding Taxes	8

2.6	Contingent Payment	8

3.	Allocation of Revenues and Costs; Indemnification	10

3.1	Allocation of Revenues and Costs	10

3.2	Assumption of Obligations by Buyer	12

3.3	Retained Obligations; Indemnification; Claims Procedures; Subrogation; Insured Losses; Recoveries from Third Parties	13

3.4	Joint and Several	21

3.5	Special Warranty of Title	21

4.	Taxes and Payables	21

4.1	Proration of Taxes	22

4.2	Tax Returns	22

4.3	Transfer Taxes	22

4.4	Cooperation	22

4.5	True-Up	22

5.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers	22

5.1	Seller’s Representations and Warranties	22

5.2	Buyer’s Representations and Warranties	29

5.3	Representations and Warranties Exclusive	30

5.4	Disclaimers, Waivers and Acknowledgments	31

6.	Title Matters	32

6.1	Examination Period	32

6.2	Title Defects	33

6.3	Permitted Encumbrances	33

6.4	Notice of Title Defects; Title Defect Valuation	36

6.5	Seller’s Right to Cure	37

6.6	Remedies for Title Defects	38

6.7	Title Benefits	39

6.8	Disputed Title Matters	40

6.9	Limitation of Remedies for Title Defects and Title Benefits	40

7.	Environmental Matters	41

7.1	Environmental Review	41

7.2	Environmental Definitions	43

Page ii

7.3	Notice of Environmental Defects	43

7.4	Seller’s Right to Cure	44

7.5	Remedies for Environmental Defects	45

7.6	Disputed Environmental Matters	46

7.7	Limitation of Remedies for Environmental Defects	46

8.	Independent Experts	47

8.1	Selection of Independent Experts	47

8.2	Procedures	47

8.3	Location of Proceeding	48

9.	Additional Covenants and Pre-Closing Actions	48

9.1	Operations Prior to Closing	48

9.2	Successor Operator	50

9.3	Antitrust Laws	50

9.4	Consents to Assign	50

9.5	Closing Efforts	52

9.6	Notifications	52

9.7	Seller Indebtedness	52

9.8	Financial Statements and Oil & Gas Reserve and Operational Data	52

9.9	Non-Competition	53

9.10	Employee Matters	54

9.11	Replacement of Credit Support	54

10.	Closing, Termination and Final Adjustments	55

10.1	Conditions Precedent	55

10.2	Closing	56

10.3	Termination	57

10.4	Final Adjustments	60

11.	Disputes	60

11.1	Arbitration	60

12.	Miscellaneous	61

12.1	Gas Imbalances	61

12.2	Casualty Loss of Assets	61

12.3	Books and Records	62

12.4	Publicity	62

12.5	Assignment	62

12.6	Entire Agreement	62

12.7	Headings	63

12.8	Notices	63

12.9	Governing Law	63

12.10	Waiver of Jury Trial	63

12.11	Records	64

12.12	Confidentiality	64

12.13	Further Cooperation	64

12.14	Counterparts	64

12.15	Exhibits and Schedules	64

12.16	Severability	64

12.17	Expenses, Post-Closing Consents and Recording	65

Page iii

12.18	Removal of Signs and Markers	65

12.19	CONSPICUOUSNESS/EXPRESS NEGLIGENCE	65

12.20	Waiver of Certain Damages; Limitation on Indemnity	65

12.21	Waiver of Right to Rescind	65

12.22	No Recourse	66

12.23	Buyer’s Acquisition of Tag Along Interests	66

12.24	Louisiana Terminology	66

13.	DEFINED TERMS	67

13.1	References	67

13.2	Certain Defined Terms	67

Page iv

LIST OF EXHIBITS

Exhibit “A-1”	–	Leases
Exhibit “A-2”	–	Existing Wells
Exhibit “A-3”	–	Units
Exhibit “A-4”	–	Surface Interests
Exhibit “B”	–	Form of Assignment

LIST OF ANNEXES

Annex “A”	–	Illustrative Calculation to Show NYMEX Henry Hub Average Price for the Eight Contract Delivery Months Ended May 2022
Annex “B”	–	Henry Hub Natural Gas Futures Calendar

LIST OF SCHEDULES

Schedule 1.2(m)	–	Certain Excluded Assets
Schedule 3.1(e)	–	New Well Costs
Schedule 5.1(f)	–	Suits and Claims
Schedule 5.1(g)	–	Tax Matters
Schedule 5.1(h)	–	Compliance with Laws
Schedule 5.1(i)	–	Permits
Schedule 5.1(k)	–	Imbalances
Schedule 5.1(l)(i)	–	Preferential Rights
Schedule 5.1(l)(ii)	–	Consents
Schedule 5.1(l)(iii)	–	Tag-Along Rights
Schedule 5.1(m)-1	–	Material Contracts
Schedule 5.1(m)-2	–	Material Contract Matters
Schedule 5.1(n)	–	Well Matters
Schedule 5.1(o)	–	Suspended Proceeds
Schedule 5.1(p)(ii)	–	Lease Matters
Schedule 5.1(p)(iii)	–	Inactive Wells
Schedule 5.1(q)(i)	–	Non-Consent Operations
Schedule 5.1(q)(ii)	–	Payout Balances
Schedule 5.1(r)	–	Environmental Matters
Schedule 6.3(c)	–	Encumbrances for Delinquent Taxes
Schedule 9.9(a)	–	Restricted Persons
Schedule 9.11	–	Credit Support

Page v

TABLE OF DEFINED TERMS

AAA	61
Adjusted Purchase Price	6
Affiliate	68
Agreement	1
Allocated Value	6
Asset Taxes	21
Assets	1
Assignment	56
Assumed Obligations	13
Business Day	8
Buyer	1
Buyer Certificate	57
Buyer Parties	14
Buyer Taxes	22
Buyer’s Knowledge	31
Casualty Loss	62
Claim Notice	15
Claims	14
Closing	56
Closing Date	56
Closing Payment	8
Closing Statement	8
Code	5
Confidentiality Agreement	64
Consent	52
Contingent Payment	9
Contingent Payment Period	9
Contracts	3
CPR	47
Credit Support	55
Cure Date	37
De Minimis Threshold	17
Debt Instrument	68
Defect Escrow Account	38
Defect Escrow Amount	68
Defensible Title	33
Deposit	6
Drilling Costs	12
EEP	1
Effective Time	8
Encumbrance	33
Environmental Consultant	42
Environmental Defect	43
Environmental Defect Notice	44
Environmental Defect Value	44
Environmental Information	43
Environmental Laws	43

Environmental Review	42
Escrow Account	6
Escrow Agent	6
Escrow Agreement	6
Examination Period	32
Excluded Assets	4
Execution Date	1
Existing Wells	1
Final Monthly Statement	9
Final Settlement Statement	60
Fundamental Representations	68
General Indemnity Period	18
Governmental Authority	68
Hard Consent	52
Hazardous Substance	68
Holdback Amount	19
Holdback True-Up Amount	6
Hydrocarbons	68
Imbalance	61
Income Taxes	68
Indemnified Party	15
Indemnifying Party	15
Indemnity Deductible	17
Independent Expert	47
Invasive Activity	42
Knowledge of Buyer	31
Knowledge of Seller	29
Lands	1
Law	69
Leases	1
Liabilities	69
Location Costs	12
Material Contracts	26
Mineral Rights	53
Monthly Statement	9
Monthly Statement Dispute Notice	10
Net Revenue Interest	69
New Well AFEs	12
New Well Costs	12
New Well Costs Cap	12
Non-Compete Period	53
Non-Recourse Person	66
NORM	69
NRI	69
NYMEX Henry Hub Average Price	9
NYMEX Henry Hub Gas Price	9
Parties	1

Page vi

Party	1
Permits	3
Permitted Encumbrances	34
Person	69
Personal Property	2
Phase I	42
Planned Lateral Length	12
Pre-Effective Time Tax Period	22
Preferential Rights	25
Proceeding	24
Properties	2
Property Costs	11
Purchase Price	6
Records	3
Restricted Opportunity	53
Restricted Person	53
Retained Obligations	13
Sale Hydrocarbons	2
Seller	1
Seller Benefit Plan	69
Seller Certificate	57
Seller Parties	14
Seller’s Knowledge	29
Stock Hydrocarbons	2
Straddle Period	21

Surface Interests	2
Suspended Proceeds	5
Tag Along Interests	66
Tag Along Rights	26
Target Interval	69
Tax	69
Tax Return	22
Taxes	69
Taxing Authority	70
Title Benefit Notice	39
Title Benefit Value	39
Title Defect	33
Title Defect Notice	36
Title Defect Value	37
Top Lease	54
Top Leasing Period	54
Transaction Documents	70
Transfer Taxes	22
Units	2
Unobtained Hard Consent	51
Value Asset	6
Value Assets	6
WI	70
Working Interest	70

Page vii

Purchase and Sale Agreement

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated July 13, 2022 (the “Execution Date”), is by and between EnSight IV Energy Partners, LLC, a Delaware limited liability company (“EEP”); and EnSight Haynesville Partners, LLC, a Delaware limited liability company (“EHP” and together with EEP, “Seller”), each whose address in each case is 333 Texas Street, Suite 1919, Shreveport, Louisiana 71101-3676, and Tellurian Production LLC, a Delaware limited liability company, whose address is 1201 Louisiana Street, Suite 3100, Houston, TX 77002 (“Buyer”). Seller and Buyer may each be referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	Sale and Purchase of Assets

1.1	Assets to be Sold.

(a)	At the Closing, Seller shall sell, transfer and assign, and Buyer shall purchase, pay for and receive, all of Seller’s right, title and interest in and to the following, save and except the Excluded Assets (collectively, the “Assets”):

(i)	the oil and gas leases, oil, gas and mineral leases and subleases described in Exhibit “A-1”, together with all other right, title and interest of Seller in and to the leasehold estates created thereby, including carried interests, fee mineral interests, working interests, operating rights, overriding royalty interests, net revenue interests, net profits interests and record title interests, together with all top leases, amendments, options, renewals, extensions or ratifications thereof (collectively, the “Leases”), any and all Hydrocarbon and fee mineral interests located in, on or under the Lands (as defined below) and, without limiting the foregoing, all other rights in and to the Hydrocarbons in, on, under and that may be produced from the lands covered by or associated with the Leases or the fee minerals or pooled, communitized or unitized therewith (the “Lands”);

(ii)	any and all Hydrocarbon wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases or Lands, including the wells identified in Exhibit “A-2” (the “Existing Wells”);

(iii)	all pooled, communitized or unitized acreage that includes all or part of any Lease, and all tenements, hereditaments and appurtenances belonging thereto (including all undivided interests of Seller derived from the Leases in the production of Hydrocarbons from any such Unit), including the Units described in Exhibit “A-3” (the “Units” and together with the Existing Wells, Leases and Lands, the “Properties”);

(iv)	all easements, rights-of-way, servitudes, surface lease agreements, surface fee estates, surface use agreements, surface and subsurface use agreements, saltwater disposal agreements and other rights or agreements related to the use of the surface appurtenant to or used or held for use in connection with the Properties or other Assets or the production, treatment, storage, disposal, transportation or processing of Hydrocarbons or other substances thereon or therefrom or the disposal of water from the Properties, including those instruments described in Exhibit “A-4” (the “Surface Interests”);

(v)	all equipment, machinery, fixtures and other tangible personal or mixed property and improvements, whether owned or leased, that are located on the Properties or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, transportation or processing of Hydrocarbons or other substances produced thereon or therefrom or the disposal of water from the Properties (including all wellhead equipment, structures, facilities, wellheads, tanks, pumps, compressors, separators, treaters, fixtures, flowlines, pipelines, gathering lines, materials, improvements, pads, treatment facilities, disposal facilities, telecommunications equipment, supervisory control and data acquisition (SCADA) hardware and software and other materials, supplies, facilities and machinery) (collectively, the “Personal Property”);

(vi)	(A) all Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Time (the “Sale Hydrocarbons”), (B) all Hydrocarbons produced from or attributable to the Properties that are in storage or upstream of the applicable sales meter as of the Effective Time (the “Stock Hydrocarbons”) and (C) to the extent related or attributable to the Properties, all Imbalances as of the Effective Time;

(vii)	all contracts, agreements and instruments that relate to or are attributable to the other Assets, the ownership or operation thereof, or the production, treatment, sale, transportation, gathering, storage, sale or disposal of Hydrocarbons, water or other substances produced therefrom or associated therewith, including operating agreements, processing agreements, division orders, farm-in and farm-out agreements, term assignments, rental agreements, equipment lease agreements, drilling rig lease/use agreements, treating agreements, transportation and gathering agreements and all other agreements of any kind or nature, whether recorded or unrecorded, including those agreements identified in Schedule 5.1(m)-1 (collectively, the “Contracts”);

(viii)	all indemnity rights under any Contracts and all other claims against third parties to the extent related or attributable to the Assumed Obligations or to periods from and after the Effective Time (including Claims for adjustments or refunds);

(ix)	all audit rights and rights to reimbursement with respect to all costs and revenues associated with joint interest audits and other audits of Property Costs to the extent related or attributable to the Assumed Obligations or to periods from and after the Effective Time;

(x)	any trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, other receivables and all audit rights to the extent arising under any of the Contracts or otherwise with respect to the Assets for any period from and after the Effective Time;

(xi)	all permits, licenses, authorizations, registrations, consents or approvals granted or issued by any Governmental Authority (“Permits”), in each case, relating to the ownership or operation of the Assets;

(xii)	all geophysical, seismic and related technical data, samples, studies and analyses, logs and cores, in each case, that (A) are transferrable without payment of a fee or other penalty to any third party under any contract (unless Buyer has separately agreed in writing to pay such fee or other penalty) and (B) relate to or cover any of the Properties or other Assets; and

(xiii)	originals and electronic copies (if originals are not available) of all files, records, information and data (including electronic data), whether written or electronically stored, to the extent relating to the Assets, including all lease files, lease records, well records, land files and title records (including abstracts of title, title opinions, memoranda and curative title documents), correspondence, maps, production records, regulatory filings and records, machinery and equipment maintenance files, division order files, lease administration files, abstracts, title opinions, logs and tests, contract files and well, facility and production records, engineering and/or production files, operations, environmental, health and safety, pipeline safety, production, legal, accounting and Tax records (other than those primarily relating to Income Taxes of Seller) (the “Records”).

1.2	Exclusions and Reservations. Notwithstanding the foregoing, specifically excepted and reserved unto Seller from this transaction is Seller’s right, title and interest in and to the following assets, properties and rights, hereinafter referred to as the “Excluded Assets”:

(a)	corporate, financial and Tax records that relate to business generally;

(b)	computer programs and applications to the extent disclosure or transfer is prohibited or subject to payment of a fee or other consideration by any license agreement and for which, after Seller uses its commercially reasonable efforts to obtain consents from the necessary parties, no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(c)	any reserve or economic evaluations;

(d)	legal files and legal records constituting work product of, or attorney-client privileged communications with, Seller’s legal counsel (other than Leases, title opinions, Contracts, Surface Interests and environmental reports for the Assets);

(e)	all of Seller’s proprietary intellectual property rights, patents, trade secrets, copyrights, names, marks, logos, proprietary software and derivatives therefrom;

(f)	all indemnity rights, rights under any Contracts and all other Claims of Seller against any third party to the extent related or attributable to periods prior to the Effective Time, except to the extent attributable to the Assumed Obligations;

(g)	subject to Section 12.2, all of Seller’s insurance contracts and rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or other security instrument, or (iii) to any insurance or condemnation proceeds or awards, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Time to the extent not attributable to the Assumed Obligations;

(h)	all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, save and except the Stock Hydrocarbons;

(i)	except to the extent attributable to the Stock Hydrocarbons and the Imbalances assumed by Buyer, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the ownership or operation thereof prior to the Effective Time, including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties;

(j)	all derivative or hedging instruments or agreements of any sort;

(k)	all vehicles, trailers and other rolling stock;

(l)	any Debt Instrument; and

(m)	without limiting the foregoing, the assets, contracts or rights described on Schedule 1.2(m).

1.3	Suspended Proceeds. At the Closing, Seller shall transfer and pay to Buyer (through a Purchase Price adjustment made at Closing), and Buyer agrees to accept from Seller for the benefit of Seller and the party or parties entitled to receive payment thereof, all monies representing the proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interest, royalties and other similar interests (in each case) that are held by Seller in suspense (the “Suspended Proceeds”). Buyer shall be responsible for the proper distribution of the Suspended Proceeds to the party or parties that or who are entitled to receive payment of same, subject to the Retained Obligations.

1.4	Election to Effect IRC § 1031 Exchange. Seller and Buyer hereby agree that Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of Subchapter O of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”) (including Seller’s assignment of its rights and obligations under this Agreement to the Qualified Intermediary). Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary for the same purpose. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by such Seller) into a qualified escrow or qualified trust account(s) at Closing as directed in writing; provided, however, that Buyer shall not be obligated to: (x) sign a promissory note or deed of trust or mortgage or any other document that might impose liability on Buyer; or (y) acquire title to any exchange property. If Buyer assigns all or any of its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Seller, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer in writing; provided, however, that Seller shall not be obligated to: (x) sign a promissory note or deed of trust or mortgage or any other document that might impose liability on Seller; or (y) acquire title to any exchange property. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a qualified intermediary shall not release any Party from any of its respective Liabilities and obligations hereunder and that no Party represents to the other Parties that any particular Tax treatment will be given to any Party as a result thereof. The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 1.4 shall defend, indemnify, and hold harmless the other Parties from all Claims relating to such election.

2.	Purchase Price and Effective Time

2.1	Purchase Price and Deposit. As consideration for the sale of the Assets, Buyer shall pay to Seller $125,000,000.00 (the “Purchase Price”), adjusted as set forth below. The Purchase Price as adjusted in accordance with Section 2.3 shall be referred to as the “Adjusted Purchase Price.” Concurrently with the execution of this Agreement, Buyer shall pay unto Citibank, N.A. (the “Escrow Agent”), by wire transfer, in immediately available funds, to the account (the “Escrow Account”) established under the Escrow Agreement entered into by and among the Escrow Agent, Buyer, EEP and EHP on the Execution Date (the “Escrow Agreement”), a performance deposit in the amount equal to 10% of the Purchase Price (such amount, the “Deposit”). Buyer shall bear 100% of the fees due to Escrow Agent under the Escrow Agreement. If the Closing occurs, then (a) the entire Deposit shall be applied against the Closing Payment under Section 2.3(c), (b) $[***] of the Deposit shall be retained by the Escrow Agent in the Escrow Account in accordance with Section 3.3(l) and (c) an amount equal to the Deposit less the Holdback Amount (the “Holdback True-Up Amount”) shall be released to Seller in accordance with Section 10.2(k)(ii). If the Closing does not occur, then the Deposit shall be released as provided in Section 10.3(c), 10.3(d) or 10.3(e), as applicable.

2.2	Allocation of Purchase Price. The Purchase Price shall be allocated among the individual Assets (each an “Allocated Value”) as set forth in Exhibit “A-2” and Exhibit “A-3” on a per Existing Well and per Unit basis (referred to herein individually as a “Value Asset” or collectively as “Value Assets”), with such Allocated Values being limited to the Target Interval. The Allocated Value for the Value Assets shall be without duplication, notably, the Allocated Value for an Existing Well shall not be included in the Allocated Value for the Unit encompassing the involved Existing Well. Exhibit “A-2” and Exhibit “A-3” also set forth an allocation for federal income Tax purposes and for all other purposes as contemplated in this Agreement. Buyer represents and warrants to Seller that it has made its own reasonable allocations, in good faith, without advice or influence from Seller, and that Seller may rely on the allocations for all purposes, including, without limitation, (a) to notify holders of preferential rights and Tag Along Rights of Buyer’s offer, (b) division of the Purchase Price by and between the entities comprising Seller, and (c) as otherwise provided in this Agreement. Buyer and Seller agree to be bound by the allocation of the Purchase Price among the Assets set forth therein for all purposes; to consistently report such allocations for all federal, state and local income Tax purposes; and to timely file all Tax Returns required by the Code and amended returns and claims for refund concerning the Purchase Price allocations. Notwithstanding anything herein to the contrary, the Allocated Value for any of the Assets, as determined by Buyer, shall not be less than zero. Any adjustments to the Purchase Price in accordance with Section 2.3 shall be allocated according to the Allocated Values.

2.3	Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted (without duplication) in accordance with this Section 2.3.

(a)	The Purchase Price shall be increased by the following amounts:

(i)	the aggregate amount of all Property Costs that are attributable to the ownership or operation of the Assets after the Effective Time and are paid by Seller;

(ii)	the aggregate amount of those New Well Costs for which Buyer is responsible pursuant to Section 3.1(e) that are paid by Seller, to the extent not already reimbursed by Buyer to Seller pursuant to Section 3.1(e);

(iii)	the aggregate amount of all Taxes allocated to Buyer pursuant to Section 4.1 that are paid or economically borne by Seller;

(iv)	the adjustment amount, if any, due Seller as determined pursuant to Section 12.1 with respect to Imbalances; and

(v)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(b)	The Purchase Price shall be decreased by the following amounts:

(i)	an amount equal to the net proceeds (the price at which the Sale Hydrocarbons are sold after the Effective Time) received by Seller from the sale of Sale Hydrocarbons;

(ii)	the aggregate amount of all Taxes allocated to Seller pursuant to Section 4.1 that are paid or economically borne by Buyer;

(iii)	the adjustment amount, if any, due Buyer as determined pursuant to Section 12.1 with respect to Imbalances;

(iv)	reductions due to Title Defects as provided in Section 6, offset by the amount of any Title Benefits that are finally determined as provided in Section 6;

(v)	reductions due to Environmental Defects as provided in Section 7;

(vi)	reductions due to Assets excluded from the transactions contemplated by this Agreement pursuant to Section 7.1(c), Section 7.5 or Section 9.4;

(vii)	the amount of Suspended Proceeds as of the Closing Date, if any;

(viii)	the aggregate amount of all Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time and are paid or otherwise borne by Buyer, excluding those New Well Costs for which Buyer is responsible pursuant to Section 3.1(e);

(ix)	the aggregate amount of all New Well Costs for which Seller is responsible pursuant to Section 3.1(e) that are paid or otherwise borne by Buyer, to the extent not already reimbursed by Seller to Buyer pursuant to Section 3.1(e); and

(x)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(c)	Closing Statement. Seller shall prepare in good faith, using the best information available to Seller (and to the extent actual figures are not available, using good faith estimates), and deliver to Buyer a draft settlement statement (the “Closing Statement”) no later than three Business Days prior to Closing that shall set forth (i) the Purchase Price, (ii) Seller’s good faith estimate of each adjustment to the Purchase Price under this Section 2.3 and (iii) the resulting Closing Payment. Within two Business Days after receipt from Seller of the initial draft of the Closing Statement, Buyer will have the right, but not the obligation, to deliver to Seller a written report containing all changes that Buyer proposes to be made to the Closing Statement. The Closing Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided, however, that, if the Parties do not agree upon an adjustment set forth in the Closing Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be the amount set forth in Seller’s draft Closing Statement. As used herein, the term “Business Day” means any day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Louisiana or the State of New York are authorized or obligated to close under the Laws of such states. As used herein, “Closing Payment” means an amount equal to (x) the Adjusted Purchase Price as set forth in the Closing Statement, less (y) the Deposit, less (z) the Defect Escrow Amount (if any) paid by Buyer into the Escrow Account at the Closing.

2.4	Effective Time of Sale. The effective time of the sale of the Assets shall be as of 7:00 a.m., local time where the Assets are located, on August 1, 2022 (the “Effective Time”).

2.5	Withholding Taxes. To the extent Buyer becomes aware of any applicable withholding Taxes in respect of the transactions contemplated by this Agreement, Buyer shall: (a) use commercially reasonable efforts to provide written notice to Seller of such Tax within ten days after the Closing Date; (b) consult with Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required; (c) be entitled to withhold such Tax and (d) timely remit such Taxes to the appropriate Governmental Authority. Any Taxes properly withheld in accordance with this Section 2.5 shall be entitled to withholding from the Purchase Price and shall be treated as having been paid to the applicable Seller in respect of which such withholding was made for purposes of this Agreement.

2.6	Contingent Payment.

(a)	Subject to the provisions of this Section 2.6, if (x) the Closing occurs and (y) the arithmetic (i.e., non-weighted) average of the NYMEX Henry Hub Gas Price for the contract delivery months beginning with August 2022 and ending with March 2023 (such period, the “Contingent Payment Period,” and such average, the “NYMEX Henry Hub Average Price”) is greater than $[***]/MMBtu, Buyer will pay Seller $7,500,000 as additional consideration to Seller hereunder (the “Contingent Payment”). Solely for illustrative purposes, Annex “A” attached hereto contains a sample calculation for the eight contract delivery months beginning with October 2021 and ending with May 2022.

(b)	“NYMEX Henry Hub Gas Price” means with respect to the NYMEX Henry Hub Natural Gas Futures Contract (CME Group product code “NG,” or any successor product code) for delivery during a specified contract delivery month, the amount equal to the last day settlement price (denominated in United States dollars per one million British Thermal Units and published by CME Group) for such NYMEX Henry Hub Natural Gas Futures Contract, which price is set on the third to last Business Day of the month immediately preceding the subject contract delivery month. Annex “B” attached hereto sets forth the settlement date for each contract delivery month included in the Contingent Payment Period.

(c)	Monthly Statements.

(i)	On or before the date that is five Business Days following the contract delivery month included in the Contingent Payment Period, Buyer shall prepare and deliver to Seller a written statement (each, a “Monthly Statement”) setting forth the NYMEX Henry Hub Gas Price for such contract delivery month.

(ii)	In addition, the Monthly Statement for the last contract delivery month in the Contingent Payment Period (the “Final Monthly Statement”) will also include Buyer’s calculation of the NYMEX Henry Hub Average Price for the Contingent Payment Period.

(d)	Payment of Contingent Payment. The Contingent Payment, if any, shall be earned as of the settlement date for March 2023 and, subject to the provisions of Section 2.6(e)(ii), shall be paid by Buyer to Seller within five Business Days after such settlement date.

(e)	Disputes.

(i)	Seller shall have the right to dispute Buyer’s calculation of any item set forth in a Monthly Statement, including, with respect to the Final Monthly Statement, Buyer’s calculation of the NYMEX Henry Hub Average Price for the Contingent Payment Period, by delivering written notice of such dispute to Buyer within five Business Days after Seller’s receipt thereof (a “Monthly Statement Dispute Notice”). Notwithstanding anything to the contrary set forth in this Section 2.6 or any provision of this Agreement, Seller shall be deemed to have waived all rights to dispute a Monthly Statement and, if applicable, Buyer’s calculation of the Contingent Payment (if any) that are not set forth in a Monthly Statement Dispute Notice timely delivered in accordance with this Section 2.6(e).

(ii)	If a dispute is pending at the time the Contingent Payment, if any, is otherwise due to Seller, the resolution of which dispute would result in a determination of whether the Contingent Payment is owed to Seller, then Buyer shall not be required to pay Seller the Contingent Payment, if any, until the fifth Business Day after the resolution of such dispute in accordance with this Section 2.6(e) and Section 11.

(f)	Payments; Defaults; No Assignments.

(i)	The Contingent Payment (if any) shall be made by wire transfer in immediately available funds in U.S. Dollars to the bank account(s) designated by Seller in the time period set forth above in this Section 2.6(e).

(ii)	If the Contingent Payment (if any) is due and not timely paid pursuant to this Section 2.6(e), such Contingent Payment shall bear interest from the date such payment is due under this Section 2.6(e) to the date such Contingent Payment is made at the lesser of (i) 5% per annum and (ii) the maximum amount permitted under applicable Law. Except as expressly set forth in this Section 2.6(f)(ii), no interest will be paid with respect to the Contingent Payment, if any.

(iii)	Notwithstanding any provision in the Agreement to the contrary, the right to receive the Contingent Payment, if any, may not be assigned, hypothecated or otherwise transferred.

3.	Allocation of Revenues and Costs; Indemnification

3.1	Allocation of Revenues and Costs.

(a)	If Closing occurs, Seller shall (x) own and receive or receive credit in the Closing Statement or the Final Settlement Statement (as hereinafter defined in Section 10.4), as applicable for all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Time (excluding Stock Hydrocarbons), and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and receipts attributable to the Assets relating to all periods before the Effective Time and (y) shall remain responsible (by payment, or through the adjustments to the Purchase Price hereunder) for all Property Costs attributable to the Assets for the period of time prior to the Effective Time (subject to Section 3.1(e) hereof). If Closing occurs, Buyer shall (x) be entitled to all of the rights of ownership with respect to the Assets and shall own and receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Sale Hydrocarbons and Stock Hydrocarbons and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and receipts, in each case, attributable to the Assets relating to all periods from and after the Effective Time and (y) shall be responsible (by payment, or through the adjustments to the Purchase Price hereunder or otherwise) for all Property Costs attributable to the Assets for the period of time from and after the Effective Time, subject to Section 3.1(e).

(b)	Should any Party receive any proceeds or other income after the Closing to which another Party is entitled under this Section 3.1, such receiving Party shall fully disclose, account for and promptly remit such proceeds or other income. Should Buyer pay any Property Costs, or receive any invoice for any Property Costs, after the Closing for which Seller is responsible under this Section 3.1, Seller shall reimburse Buyer promptly after receipt of an invoice, to the extent Buyer paid such Property Costs, or shall pay such invoice promptly upon receipt from Buyer, to the extent Buyer has not paid such Property Costs. Should Seller pay any Property Costs, or receive any invoice for any Property Costs, after the Closing for which Buyer is responsible under this Section 3.1, Buyer shall reimburse Seller promptly after receipt of an invoice, to the extent Seller paid such Property Costs prior to the expiration of the General Indemnity Period, or shall pay such invoice promptly upon receipt from Seller, to the extent Seller has not paid such Property Costs.

(c)	For purposes hereof, “Property Costs” means, without duplication, all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to such Assets under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations to remediate, cure or address any environmental conditions, including any contamination of water or Personal Property, plug wells, dismantle facilities or clear the site or restore the surface around such wells, facilities or Personal Property, including under applicable Environmental Law, (iii) obligations with respect to Imbalances, (iv) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (v) after the Effective Time, the curing by Seller or their Affiliates of any (A) breach (or matter that, if such cure actions were not taken, would result in a breach) of a representation, warranty, covenant or agreement under this Agreement, (B) Title Defect or (C) Environmental Defect, (vi) Claims relating to improper calculation or payment of royalties (including overriding royalties and other burdens on production) on production from the Assets, (vii) Asset Taxes, Income Taxes or Transfer Taxes, (viii) after the Effective Time, dividends or distributions paid or payable to Seller or their Affiliates, or (ix) after the Effective Time, the discharge of any indebtedness in connection with any Debt Instrument burdening any of the Assets.

(d)	For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 3.1, (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Existing Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Existing Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available as of the Effective Time. Seller shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation.

(e)	Notwithstanding the foregoing, with respect to any Property Costs incurred by Seller (whether prior to, at or after the Effective Time) with respect to (1) the location and construction costs for each well described on Schedule 3.1(e) (the “New Wells” and the costs described in this clause (1), the “Location Costs”) and (2) the drilling costs for those wells highlighted in yellow on Schedule 3.1(e) (the “New Wells – Planned Lateral” and the costs described in this clause (2), the “Drilling Costs,” and together with the Location Costs, the “New Well Costs”), at and after the Closing, Buyer shall be responsible for such New Well Costs to the extent (i) such costs are applied to operations expressly contemplated by those AFEs listed on and as attached to Schedule 3.1(e) (the “New Well AFEs”) and (ii) the aggregate New Well Costs are less than (x) the aggregate expense amounts contemplated by the New Well AFEs, multiplied by (y) 115% (the “New Well Costs Cap”), except as otherwise provided herein. Any New Well Costs or associated costs or expenses that are in excess of the New Well Costs Cap or are not expressly contemplated in the New Well AFEs shall be the sole responsibility of Seller. If one or more New Wells – Planned Lateral does not achieve the lateral length set forth on Schedule 3.1(e) for each such New Well – Planned Lateral (the “Planned Lateral Length”) on or prior to the Closing Date, then the New Well Costs Cap shall be proportionately reduced to a percentage equal to the actual lateral length drilled for all New Wells – Planned Lateral, divided by the aggregate Planned Lateral Length for all New Wells – Planned Lateral. For illustrative purposes only, if the aggregate Planned Lateral Length for all New Wells – Planned Lateral is 13,800 feet, and the aggregate actual lateral length for such Wells as of the Closing Date is 10,000, then the New Wells Cost Cap will be reduced to 72.46% of the original New Well Costs Cap (10,000 / 13,800). Lateral Length shall be defined as the length of casing set in the Target Interval for a New Well.

3.2	Assumption of Obligations by Buyer. At Closing, without limiting Buyer’s rights to indemnity under Section 3.3(c), Buyer shall assume all obligations and Liabilities related to the Assets and their ownership, use or operation for all periods prior to, on or after the Effective Time, including obligations for plugging and abandonment of the Existing Wells and dismantlement, decommissioning or abandonment of all equipment included in the Assets (collectively, the “Assumed Obligations”); provided, however, that Buyer shall not assume any obligations or Liabilities to the extent that they are (a) Retained Obligations (until the Retained Obligations become Assumed Obligations in accordance with Section 3.3(a) below, if applicable) or (b) attributable to or arising out of the ownership, use or operation of the Excluded Assets.

3.3	Retained Obligations; Indemnification; Claims Procedures; Subrogation; Insured Losses; Recoveries from Third Parties.

(a)	Retained Obligations. Upon Closing, Seller shall retain the Retained Obligations. The following Liabilities, obligations and Claims are the “Retained Obligations”: Liabilities, obligations and Claims attributable to, arising out of, in connection with, based upon or related to (i) personal injury (including death) or personal property damage resulting from events occurring prior to the Closing; (ii) any Liabilities arising from any off-site disposal or transportation of Hazardous Substances prior to Closing; (iii) the gross negligence or willful misconduct of Seller or any of its Affiliates in connection with pre-Closing operations by Seller or any of its Affiliates or any contractor of Seller or its Affiliates; (iv) any civil or administrative fines or penalties or criminal sanctions imposed on Seller, any of its Affiliates or their respective Representatives arising out of or related to pre-Closing conduct; (v) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Law, all burdens (and related escheat obligations) and any amounts due under any joint interest billing or AFE attributable to Seller’s interest in the Assets (in each case) with respect to the Assets prior to the Closing Date; (vi) any pending or, to the Knowledge of Seller, threatened litigation arising or occurring prior to and as of the Closing Date against Seller or its Affiliates with respect to the Assets; (vii) any Claim made by or on behalf of an employee or contractor of Seller or any Affiliate of Seller arising from or relating to work performed, to an employment or contracting relationship with Seller or any Affiliate of Seller; (viii) any Seller Benefit Plan, (ix) any arrangements between Seller and any Affiliate thereof and (x) except to the extent the Purchase Price is reduced pursuant to Section 2.3(b)(viii), any Property Costs for which Seller is responsible pursuant to Section 3.1, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) or (x) hereof, to the extent a valid Claim Notice is given within the survival period set forth in Section 3.3(j)(iii) for the Retained Obligations; provided, however, that the items set forth in clauses (vii), (viii) or (ix) shall remain Retained Obligations indefinitely, notwithstanding the termination of the survival period set forth in Section 3.3(j)(iii).

(b)	Indemnification by Buyer. If the Closing occurs, Buyer shall indemnify Seller and Seller’s respective owners, directors, officers, members, managers, employees, Representatives and Affiliates (the “Seller Parties”), against all losses, costs, expenses, claims, demands, causes of action, assessments, penalties, attorney’s fees, expert fees, court costs, fines or damages (“Claims”) suffered or incurred by any Seller Party arising from, based upon, related to or associated with

(i)	Buyer’s breach of any of its representations or warranties made herein or any covenant or obligation of Buyer made herein or any other Transaction Document;

(ii)	any breach or non-fulfillment by Buyer of any of its covenants, agreements, or obligations to be performed by Buyer pursuant to this Agreement or any other Transaction Document;

(iii)	Buyer Taxes; and

(iv)	the Assumed Obligations.

The foregoing indemnification obligations will be applicable without regard to whether the Claims in question arose or resulted solely or in part from the sole, joint, concurrent or comparative negligence (but not Seller’s gross negligence or willful misconduct), strict liability, liability without fault, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party.

(c)	Indemnification by Seller. If the Closing occurs, Seller shall be responsible for, shall pay and hereby agrees to defend, indemnify and hold harmless and release Buyer and its Affiliates, and its and their respective owners, directors, officers, members, managers, employees, representatives (the “Buyer Parties”) from and against all Claims suffered or incurred by any Buyer Party arising from, based upon, related to or associated with:

(i)	Seller’s breach of any of its representations or warranties contained in this Agreement or any other Transaction Document;

(ii)	any breach or non-fulfillment by Seller of any of its covenants, agreements, or obligations to be performed by Seller pursuant to this Agreement or any other Transaction Document;

(iii)	the Retained Obligations;

(iv)	the Seller Taxes; and

(v)	the Excluded Assets.

The foregoing indemnification obligations will be applicable without regard to whether the Claims in question arose or resulted solely or in part from the sole, joint, concurrent or comparative negligence (but not Buyer’s gross negligence or willful misconduct), strict liability, liability without fault, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Buyer or any other person or party.

(d)	Claims Procedures.

(i)	For purposes of this Agreement, the term “Indemnifying Party,” when used in connection with particular Claims, means the Party having an obligation to indemnify any Seller Party or Buyer Party, as applicable, with respect to such Claim pursuant to this Section 3, and the term “Indemnified Party” when used in connection with particular Claims means a Seller Party or the Buyer Party, as applicable, having the right to be indemnified with respect to such Claims by Buyer or Seller, as applicable, pursuant to this Section 3.

(ii)	Promptly upon an Indemnified Party becoming aware of any Claim with respect to which it believes it is entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party in writing of the existence and nature of such Claim, the identity of any third-party claimants and a description of the damages and the amount thereof relating to such Claim (the “Claim Notice”); provided, however, that the failure of any Indemnified Party to give notice of a third party Claim as provided in this Section 3.3(d) shall not relieve the Indemnifying Party of its obligations under this Section 3 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the third party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the third party Claim. If within 15 Business Days after the date on which the Claim Notice has been given pursuant to this Section 3.3(d)(ii), the Indemnifying Party shall acknowledge in writing to the Indemnified Party its obligation to provide an indemnity as provided in this Section 3.3 and assume the defense of the Claim, then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Claim. Notwithstanding the foregoing, the Indemnified Party is authorized, prior to and during such 15-Business Day period, at its expense, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. The Indemnified Party shall have the right to be represented by counsel at the Indemnified Party’s expense, subject to the limitations hereof, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to defend and settle the Claim if it fails to diligently contest and defend the Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, however, that at least five Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed. All expenses (including, without limitation, attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, the Indemnified Party shall not be required by an Indemnifying Party to: (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim or litigation, (y) enter into any settlement that attributes by its terms Liability or wrongdoing to the Indemnified Party or (y) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or Proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 3.3 shall relieve it of such obligations to the extent they exist.

(iii)	If the Indemnifying Party fails to assume the defense of a Claim pursuant to this Section 3.3(d), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Claim, and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, however, that, the Indemnified Party will not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, pursuant to this Section 3.3(d), the Indemnified Party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Claim promptly following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.

(e)	Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all parties relating to the matter for which indemnification has been made, and the Indemnified Party agrees to fully cooperate with the Indemnifying Party in exercising such subrogation rights. Notwithstanding the foregoing, subrogation shall not include rights against an Indemnified Party, its/their partners, members, managers, directors, officers, employees, contractors and Representatives.

(f)	Insured Losses; Recoveries from Third Parties. The amount of any damages for which indemnification is provided under this Section 3.3 or the other provisions hereof shall be net of any duplicative amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such damages. If an Indemnified Party receives an amount under insurance coverage or from an unaffiliated third party with respect to damages at any time subsequent to any indemnification provided by the Indemnifying Party pursuant to this Section 3.3 or the other provisions hereof, then such Indemnified Party shall promptly deliver such amount (up to the amount of the indemnification payment made to such Indemnified Party regarding such matter) to the Indemnifying Party; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payment. The obligation created by this Section 3.3 or the other provisions hereof is an obligation to make repayment in the event of a recovery from a third party and shall not delay an Indemnified Party’s right to repayment from the Indemnifying Party under this Section 3.3 or the other provisions hereof.

(g)	Materiality Scrape. For purposes of this Section 3, any inaccuracy or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

(h)	Certain Limitations.

(i)	Seller will not have any Liability under Section 3.3(c)(i) for any indemnification (A) for any individual Claim unless the amount with respect to such Claim exceeds $[***] (the “De Minimis Threshold”), and (B) until and unless the aggregate amount of all Claims for which Claim Notices are delivered by Buyer that exceed the De Minimis Threshold exceeds an amount equal to [***]% of the Purchase Price (the “Indemnity Deductible”), after which point Seller will only be liable for such indemnification to the extent such Claims that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided, however, that the limitations on Seller’s Liability in this Section 3.3(h)(i) will not apply to: (x) Seller’s Liability for breaches of its Fundamental Representations or the representations and warranties in Section 5.1(g); (y) Seller’s Liability for breaches of any covenant to be performed at or following the Closing, and (z) Seller’s Liability under Section 3.3(c)(iii) for the Retained Obligations, Section 3.3(c)(iv) for any Seller Taxes and Section 3.3(c)(v) for the Excluded Assets.

(ii)	Notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to indemnify Buyer for aggregate Liabilities under Section 3.3(c)(i) or Section 3.3(c)(ii) in excess of an amount equal to 10% of the Purchase Price; provided, however, that the limitations on Seller’s Liability in this Section 3.3(h)(ii) will not apply to (A) Seller’s Liability for breaches of its Fundamental Representations and the representations and warranties in Section 5.1(g), (B) Seller’s Liability for breaches of any covenant to be performed at or following the Closing, and (C) Seller’s Liability under Section 3.3(c)(iii) for the Retained Obligations, Section 3.3(c)(iv) for any Seller Taxes and Section 3.3(c)(v) for the Excluded Assets.

(iii)	Notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate Liabilities under this Agreement will not exceed the Purchase Price.

(iv)	The obligations set forth in Sections 3.3(b) and 3.3(c) will not apply to (A) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (B) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets, and (C) any amount that would result in a double recovery.

(i)	Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, except in the case of fraud, Section 2.3, Section 10.4, the special warranty of Defensible Title set forth in the Assignments, and this Section 3, contain the Parties’ exclusive remedies against each other with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any Transaction Document.

(j)	Survival.

(i)	Seller’s Representations and Warranties. Seller’s representations and warranties in Section 5.1 (including the Fundamental Representations) and the corresponding indemnity obligations of Seller under Section 3.3(c)(i) with respect to all such representations and warranties will expire and terminate on December 31, 2023 (the “General Indemnity Period”); provided, however, that Seller’s representations and warranties set forth in Section 5.1(g) and the corresponding indemnity obligations will expire and terminate on the date set forth in Section 3.3(j)(iii).

(ii)	Seller’s Covenants. Except as provided in Section 3.3(j)(iii), each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller at or prior to the Closing and the corresponding indemnity obligations of Seller under Section 3.3(c)(ii) with respect to such covenants and obligations will expire and terminate at the end of the General Indemnity Period. All other covenants and performance obligations of Seller set forth in this Agreement and the corresponding indemnity obligations of Seller under Section 3.3(c)(ii) with respect to such covenants and obligations will survive the Closing and remain and full and effect until fully performed.

(iii)	Seller’s Other Indemnity Obligations. The indemnity obligations of Seller under Section 3.3(c)(iii) with respect to the Retained Obligations will expire and terminate on the date that is 24 months after the Closing Date. The indemnity obligations of Seller under Section 3.3(c)(v) with respect to the Excluded Assets will survive the Closing and remain in full force and effect indefinitely. The representations and warranties in Section 5.1(g), the covenants of Seller in Section 4, and the corresponding indemnity obligations of Seller under Section 3.3(c)(iv) with respect to the Seller Taxes shall, in each case, expire and terminate on the date that is 60 days following the applicable statute of limitations for such Taxes.

(iv)	Buyer’s Indemnity Obligations. The representations, warranties, covenants and performance obligations of Buyer in this Agreement and all covenants, assumptions and indemnities set forth in Section 3.3(b) will survive the Closing and remain in full force and effect indefinitely.

(v)	Survival After Claim. Notwithstanding the foregoing, if a Claim Notice has been properly delivered under Section 3.3(d) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Claims arising out of, relating to or attributable to the breach of such representation, warranty, covenant, indemnity or performance obligation, such representation, warranty, covenant, indemnity or performance obligation will continue to survive until the Claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity or performance obligation have been fully and finally resolved under this Section 3.

(k)	Anti-Indemnity Acts. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities will not be applicable to this Agreement, the Seller Certificate, the Buyer Certificate or the other Transaction Documents or the transactions contemplated hereby or thereby.

(l)	Holdback Amount Claims.

(i)	If the Closing occurs, $[***] of the Deposit shall be retained by the Escrow Agent in escrow in accordance with the terms of the Escrow Agreement (the “Holdback Amount”). For the avoidance of doubt, as provided in Section 2.1, the entire Deposit (including the Holdback Amount) will reduce the Closing Payment payable to Seller at Closing, and the amount thereof shall be deemed a credit against the Adjusted Purchase Price. Upon the final determination of the amount of any Claims, if any, payable to Buyer pursuant to Section 3.3(c), Seller and Buyer shall promptly (and in any event within two Business Days after such final determination) deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse to Buyer from the Holdback Amount an amount equal to all or a stipulated amount of such alleged losses, if any, to which it has been finally determined that Buyer is entitled.

(ii)	Subject to the limitations set forth in this Section 3, on or prior to the end of the General Indemnity Period, any amounts due by Seller to Buyer under this Section 3 will be first satisfied from the Holdback Amount, and thereafter, to the extent that Buyer is determined to be owed by Seller amounts in excess of the Holdback Amount, Buyer may seek payment for such amount from Seller. After the release of the Holdback Amount as contemplated by this Section 3.3(l), Buyer may seek payment of any amounts due to Buyer as set forth in this Section 3 from Seller.

(iii)	If Seller does not dispute any Claim made by Buyer against Seller in accordance with this Section 3, Seller and Buyer shall provide written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer the amount of the undisputed Claim. If Seller does dispute any Claim made by Buyer against Seller in accordance with this Section 3, then upon final determination of such Claim (or a settlement between the Parties) with respect to such Claim, Seller and Buyer shall provide written instructions to the Escrow Agent to disburse to Buyer the amount determined by such final determination or settlement to be due.

(iv)	Notwithstanding anything in this Agreement to the contrary, on the first Business Day following June 30, 2023, Buyer and Seller shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to Seller the then balance of the Holdback Amount in excess of the greater of (A) the aggregate amount of all unresolved or unsatisfied claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Section 3 (if any) and (B) an amount equal to 50% of the Holdback Amount.

(v)	Notwithstanding anything in this Agreement to the contrary, on the first Business Day following December 31, 2023, Buyer and Seller shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to Seller the then balance of the Holdback Amount in excess of the aggregate amount of all unresolved or unsatisfied Claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Section 3 (if any). From and after the first Business Day following December 31, 2023, the aggregate amount of all unresolved or unsatisfied Claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Section 3 (if any) will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such Claims have been resolved by the Parties in writing or in a court of competent jurisdiction and the Escrow Agreement will be deemed to be extended accordingly; provided, however, that if the remaining balance of the Holdback Amount at any time or from time to time thereafter exceeds the aggregate amount of all Claims specified in any then-unresolved or unsatisfied Claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Section 3, then Seller and Buyer shall promptly notify the Escrow Agent in writing that the excess amount shall be released promptly to Seller.

(m)	Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, the Parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

(n)	Effect of Investigation. The representations and warranties of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.1(a) or Section 10.1(b), as the case may be.

3.4	Joint and Several. Notwithstanding anything in this Agreement to the contrary, each of EEP and EHP shall be jointly and severally liable for each representation, warranty, covenant, agreement, indemnification obligation and breach of this Agreement and the Transaction Documents by each other Person.

3.5	Special Warranty of Title. Notwithstanding anything in this Agreement to the contrary, the special warranty of Defensible Title set forth in the Assignments shall be (a) a separate cause of action outside of the terms and provisions of this Section 3, (b) survive until the date that is 24 months after the Closing Date and (c) will be subject only to those limitations set forth in Section 6.1(b).

4.	Taxes and Payables

4.1	Proration of Taxes. Seller shall be allocated all ad valorem, property, excise, severance, production, sales, use or similar Taxes based upon the operation or ownership of the Assets or the severance or production of Hydrocarbons or the receipt of proceeds therefrom Taxes (“Asset Taxes”) for (a) any taxable period ending on the day immediately before the date on which the Effective Time occurs, and (b) the portion of any taxable period beginning before and ending after the Effective Time (the “Straddle Period”), in each case, ending on the day immediately before the date prior to the day on which the Effective Time occurs (collectively, the “Pre-Effective Time Tax Period”), and Buyer shall be allocated all Asset Taxes for any taxable period beginning on the date on which the Effective Time occurs and the portion of any Straddle Period beginning on the date on which the Effective Time occurs, without duplicating any adjustment to the Purchase Price required by Section 2.3(c) (such Taxes allocated to Buyer, the “Buyer Taxes”). For the purposes of determining such allocation of Asset Taxes, (i) Asset Taxes that are attributable to severance or production (other than such Asset Taxes described in clause (iii)) shall be allocated to the taxable period in which the severance or production giving rise to such Asset Taxes occurred; (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be allocated to the taxable period in which the transaction giving rise to such Asset Taxes occurred; (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the Pre-Effective Time Tax Period and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the Pre-Effective Time Tax Period, on the one hand, and the number of days in such Straddle Period that include or occur after the Effective Time, on the other hand; and (iv) any other Asset Taxes imposed on Seller or any of its subsidiaries shall be allocated using a “closing of the books” methodology as of the Effective Time. To the extent the actual amount of any such Tax is not known at the Closing or at the time of the final Purchase Price is finally determined pursuant to Section 10.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment.

4.2	Tax Returns. Seller shall prepare and timely file (or cause to be prepared and timely filed) all reports, declarations of estimated Tax, information statements or returns, or claims for refund required to be filed with any Taxing Authority prior to the Closing Date (“Tax Return”) in a manner consistent with past practice. Buyer shall prepare and timely file all other Tax Returns related to the Assets.

4.3	Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall solely bear all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, excluding however any Taxes attributable to Seller’s receipt of the Purchase Price, (collectively, “Transfer Taxes”). Buyer shall, or shall cause Seller or any of its subsidiaries to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law.

4.4	Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Claim, suit or other Proceeding relating to any Tax.

4.5	True-Up. To the extent either Party is allocated a Tax under this Section 4 that is ultimately paid or economically borne by the other Party after the Closing Date, the non-paying Party shall reimburse the paying Party in an amount equal to its allocable share of such Taxes within ten Business Days after receipt of notice.

5.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers

5.1	Seller’s Representations and Warranties. Each of EEP and EHP represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, as follows:

(a)	Formation. Each of EEP and EHP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the states where the Assets of Seller are located. Each of EEP and EHP has the power and authority to own the Assets and carry on its business as now conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents.

(b)	Authorization. Each of EEP and EHP has the power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed and delivered by EEP and EHP, as applicable, at the Closing and to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Seller at the Closing and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of EEP and EHP, as applicable. This Agreement has been duly executed and delivered by EEP and EHP, and all Transaction Documents to be executed and delivered by EEP or EHP shall be duly executed and delivered by EEP and EHP, as applicable, and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of EEP and EHP, as applicable, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)	No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of EEP and EHP, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach or constitute an event that, with notice or lapse of time or both, would reasonably be expected to result in default of any provision of the certificate of incorporation or formation or the limited liability company agreement, bylaws or other organizational documents, as applicable, of Seller, (ii) result in a material default or an event that, with due notice or lapse of time or both, would reasonably be expected to result in a material default, or the creation of any material Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, Permit, license, note, bond, mortgage, indenture, or other instrument or agreement to which Seller is a party or by which Seller or the Assets may be bound, (iii) violate in any material respect any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate in any material respect any Laws applicable to Seller or any of the Assets (or the ownership or operation of the Assets).

(d)	No Brokers. Seller is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Buyer will have any liability.

(e)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or threatened against Seller.

(f)	Suits and Claims. Except as set forth in Schedule 5.1(f), there is no suit, demand, action, arbitration, audit, investigation or proceeding (each a “Proceeding”) pending or threatened in writing (a) against Seller or its Affiliates with respect to the Assets, (b) otherwise relating to the Assets or (c) that would be reasonably likely to impair or delay Seller’s ability to consummate the transactions contemplated under this Agreement or the other Transaction Documents. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as the basis for, any such Proceeding.

(g)	Taxes. Except as set forth on Schedule 5.1(g):

(i)	all Tax Returns required to be filed with respect to any Asset Taxes have been timely filed, and all such Tax Returns are true, correct and complete in all respects;

(ii)	all Asset Taxes due and owing have been timely paid;

(iii)	there are no audits, Claims, assessments, levies, administrative or judicial action or other Proceedings pending, proposed in writing, or threatened in writing with respect to any Asset Taxes, and all deficiencies asserted and assessments with respect to Asset Taxes as a result of any examination by any Governmental Authority have been fully paid;

(iv)	no waiver of any statute of limitations relating to Asset Taxes is in effect, and no written request for such a waiver is outstanding;

(v)	no extension of time within which to file any Tax Return related to Asset Taxes required to be filed by Seller is in effect;

(vi)	there are no liens for Taxes upon any of the Assets, except for liens for Taxes that are not yet delinquent; and

(vii)	no Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(h)	Compliance with Laws. Except as set forth in Schedule 5.1(h), with respect to the Assets operated by Seller, Seller is, and has been during the three-year period prior to the Execution Date (or such shorter period to the extent an Asset has not been operated for a prior three year period), in compliance in all material respects with all applicable Laws with respect to the ownership and operation of the Assets. To Seller’s Knowledge, any Assets operated by third parties are being operated and have been operated by such Persons during such period in compliance in all material respects with all applicable Laws. Neither Seller nor any of its Affiliates has received from any Person any written notice with respect to the Assets of a material violation or material default by Seller of any Law applicable to the Assets or the ownership or operation thereof that remains unresolved.

(i)	Permits. Except as set forth in Schedule 5.1(i), with respect to Assets operated by Seller, Seller (a) has obtained and is maintaining all material Permits required for the ownership and operation of the Assets as currently owned and operated and (b) is not in material default of its obligations thereunder. To Seller’s Knowledge, there are no Proceedings pending or threatened with respect to such Permits challenging or seeking revocation or limitation of any such Permits.

(j)	Take-or-Pay Arrangements. Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving full payment therefor or after the time of delivery.

(k)	Imbalances. As of the Effective Time, there are no Imbalances associated with the Assets or the production therefrom, except as set forth on Schedule 5.1(k) as of the date shown on such schedule.

(l)	Preferential Rights, Hard Consents and Tag Along Rights.

(i)	Schedule 5.1(l)(i) contains a list of all preferential rights to purchase, rights of first refusal or similar rights (“Preferential Rights”) that may be applicable to, or triggered by, the sale or transfer of the Assets by Seller as contemplated by this Agreement or otherwise in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(ii)	Schedule 5.1(l)(ii) contains a list of all Consents that may be applicable to, or triggered by, the sale or transfer of the Assets by Seller as contemplated by this Agreement or otherwise in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(iii)	Except as set forth on Schedule 5.1(l)(iii), the Assets are not subject to, or otherwise burdened by, any tag-along or similar rights that may permit Persons other than Seller to sell or transfer interests to Buyer and obligate Buyer to purchase such interests from such Persons, pursuant to the terms and conditions of the applicable Contract (“Tag Along Rights”).

(m)	Material Contracts. Schedule 5.1(m)-1 sets forth all Contracts of the type described below with respect to the Assets (collectively, the “Material Contracts”):

(i)	any Contract that can reasonably be expected to result in aggregate payments or revenues of more than $50,000 during the current or any subsequent fiscal year;

(ii)	Contracts between EEP and EHP, on the one hand, and any other Affiliate of EEP or EHP, on the other hand;

(iii)	Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Properties that are not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on 60 days’ or less prior written notice;

(iv)	any Contract that is a farmout or farmin agreement, participation agreement, exploration agreement, joint venture agreement, development, exploration, operating, purchase and/or acquisition agreement, joint operating agreement, unit agreement or similar Contract under which Seller has an unperformed obligation to sell, lease, farmout, exchange, transfer or dispose of any of the Assets;

(v)	any Contract for the gathering, treatment, processing, storage or transportation of Hydrocarbons or that contains an acreage dedication or volume commitment, which Contract is not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on 60 days’ or less prior written notice;

(vi)	any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $50,000;

(vii)	any Contract that (A) contains or constitutes an area of mutual interest agreement (or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business), (B) includes non-competition restrictions or other similar restrictions on doing business or (C) contains drag-along rights or tag-along rights held by a third party with respect to any Asset;

(viii)	any Surface Interests providing a third Person with rights to material burdens or payments (other than customary surface damage provisions providing for remediation of, or indemnification for, damages to the surface) triggered by the use of the relevant surface property for drilling or other purposes;

(ix)	any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial contract; and

(x)	any Contract granting any Person a call upon, option to purchase or similar rights with respect to the production from the Assets.

Except as set forth on Schedule 5.1(m)-2, each Material Contract is a legal, valid and binding obligation of each party thereto, is enforceable in accordance with its terms against each party thereto, and is in full force and effect, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. There exists no material breach or material default under any Material Contract by Seller (or its Affiliates) or, to Seller’s Knowledge, by any other Person that is a party to any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Seller has not given or received written notice of any action to terminate, rescind, procure a judicial reformation of, or amendment to any of the Material Contracts that would be materially adverse to Seller. Prior to the Execution Date, Seller has made available to Buyer true and complete copies of each Material Contract, including, in each case, any and all amendments or modifications thereto.

(n)	Existing Wells and Personal Property. Except as set forth on Schedule 5.1(n):

(i)	(A) Seller has good and indefeasible title to all of the Personal Property free and clear of all Encumbrances other than Permitted Encumbrances, (B) all currently producing Existing Wells (and related Personal Property) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and (C) the Personal Property is sufficient for the continued conduct of Seller’s activities with respect to the Assets after the Closing in substantially the same manner as conducted by Seller prior to the Closing;

(ii)	with respect to the Assets that Seller or its Affiliates operate and, to Seller’s Knowledge, with respect to the Assets that Seller and its Affiliates do not operate, there are no dry holes, or shut-in, temporarily abandoned or otherwise inactive Existing Wells, included among the Assets;

(iii)	with respect to the Assets that Seller or its Affiliates operate and, to Seller’s Knowledge, with respect to the Assets that Seller and its Affiliates do not operate: (A) all Existing Wells have been drilled and completed within the limits permitted by all applicable Leases, (B) there is no Existing Well included in the Assets with respect to which Seller is in violation of any applicable Laws for failing to timely plug and abandon, (C) there is no Existing Well included in the Assets with respect to which Seller is obligated by any applicable Law or order of a Governmental Authority to plug, dismantle, or abandon that has not been plugged or abandoned, (D) there is no Existing Well included in the Assets that is subject to penalties on allowables because of any overproduction or any other violation of applicable Law and (E) there is no Existing Well included in the Assets that has been plugged and abandoned other than in compliance in all material respects with applicable Law and applicable requirements of each relevant Governmental Authority having jurisdiction over such Existing Well.

(o)	Suspended Proceeds. Schedule 5.1(o) lists all Suspended Proceeds as of the Effective Time, the names of the Persons claiming such funds or to whom such funds are owed as of the Effective Time and an identification, in reasonably sufficient detail, of the reason for the existence of such Suspended Proceeds.

(p)	Lease Matters.

(i)	Neither Seller nor any of its Affiliates has received any written notice from a lessor seeking to terminate, cancel, amend, rescind or procure judicial reformation of any such Lease that remains unresolved.

(ii)	Except as described in reasonable detail on Schedule 5.1(p)(ii), (A) none of the Leases operated by Seller or any of its Affiliates, and expressly limited to those sections listed on Schedule 5.1(p)(ii) (excluding, solely for purposes of this clause (A) (x) those Leases with respect to which the lessor’s rights apply solely to not more than five gross surface acres and (y) surface waivers or similar restrictions on drilling or location of drill sites that are included in the Louisiana Bath or a similar standardized Louisiana lease form, without giving effect to any addenda thereto) are subject to any surface waivers or similar restrictions on drilling or location of drill sites, in each case, that would, individually or in the aggregate, be reasonably likely to materially impair or have a material and adverse effect on the reasonably foreseeable, as of the date hereof, development of the Assets and (B) none of the Leases are subject to an outstanding drilling commitment or outstanding condition to drill a well or wells during the primary term thereof (excluding, solely for purposes of this clause (B), any well required pursuant to an implied covenant under Louisiana Law).

(iii)	Schedule 5.1(p)(iii) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

(q)	Non-Consent Operations; Payout Balances.

(i)	Except as set forth on Schedule 5.1(q)(i), Seller has not elected not to participate in any operation or activity proposed with respect to the Properties that could reasonably be expected to result in any of Seller’s interest in such Properties becoming subject to a penalty, charge, fee or forfeiture as a result of such election not to participate in such operation or activity.

(ii)	With respect to those Existing Wells operated by Seller or its Affiliates, Schedule 5.1(q)(ii) sets forth, and with respect to any Existing Well operated by a third Person, to Seller’s Knowledge, Schedule 5.1(q)(ii) sets forth, a complete and accurate list of the status of any payout balances for each Existing Well subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property, as of the dates shown on such Schedule with respect to each Property.

(r)	Environmental Matters. Except as set forth in Schedule 5.1(r):

(i)	the Assets and Seller, in respect to the operation of the Assets, are and have been during the three-year period prior to the Execution Date (or such shorter period to the extent an Asset has not been operated for a prior three-year period) in compliance in all material respects with applicable Environmental Laws;

(ii)	Seller has not entered into any agreements and is not subject to any orders of a Governmental Authority that are in existence as of the date hereof, that are based on or arise under any Environmental Laws, and that relate to the current or future operation, ownership or use of any of the Assets; and

(iii)	there has not been any release or disposal of any Hazardous Substance at, on or from any land, facility, asset or property included in the Assets that would reasonably be expected to: (A) interfere with or prevent material compliance by Seller with any Environmental Law or the terms of any Permit issued pursuant thereto; or (B) give rise to or result in any common Law or other material liability of Seller to any Person.

(s)	For purposes of this Agreement, the term “Knowledge of Seller” (and any similar expression, including the expression “Seller’s Knowledge”) shall refer to matters actually known by George A. Baldwin, Jr., Lonnie Shaw, Ron Tuminello or Gregory K. Madden, in each case, following reasonable inquiry to such individual’s direct reports.

5.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date, as follows:

(a)	Formation. Buyer is duly organized and validly existing and in good standing under the laws of the State of Delaware and is or will be, prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Buyer, and Buyer is not subject to any charter, by-law, lien, Encumbrance, agreement, instrument, order or decree of any court or governmental body that would prevent the consummation of the transactions contemplated by this Agreement.

(c)	No Brokers. Buyer is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller will have any liability.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the actual and current Knowledge of Buyer, threatened against Buyer.

(e)	Suits and Claims. There is no Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or its Affiliates that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(f)	Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, as well as the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. If Closing occurs, Buyer represents and acknowledges that it has had full access to the Assets, the officers, and employees of Seller, and to the books, records and files of Seller relating to the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (a) its own independent due diligence investigation of the Assets and (b) the express representations and warranties made by Seller in this Agreement and the other Transaction Documents, and (c) its own expertise and its own legal, Tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

(g)	Qualification. As of the Closing, Buyer shall be qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets.

(h)	Securities Laws. Buyer is acquiring the Assets for its own account and not with a view to, or for an offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77(a) et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

(i)	Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and to otherwise perform its duties and obligations under this Agreement.

(j)	For purposes of this Agreement, the term “Knowledge of Buyer” (and any similar expression, including the expression “Buyer’s Knowledge”) shall refer to matters actually known by John Howie and Kian Granmayeh, in each case, following reasonable inquiry to such individual’s direct reports.

5.3	Representations and Warranties Exclusive. Except as and to the extent expressly set forth in Section 5.1, the Seller Certificate and the Assignments, (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants, or Representatives (including any opinion, information, projection, or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, Representatives, or advisor of Seller or any of its or their Affiliates).

5.4	Disclaimers, Waivers and Acknowledgments.

(a)	Except as and to the extent expressly set forth in Section 5.1, the Seller Certificate and the Assignments, SELLER EXPRESSLY DISCLAIMS, NEGATES AND EXCLUDES, AND BUYER HEREBY WAIVES, RELINQUISHES AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. Except as and to the extent expressly set forth in Section 5.1, the Seller Certificate and the Assignments, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO: (A) THE CONDITION OF ANY EXISTING WELLS, WELLBORES, FIXTURES, PIPELINES, EQUIPMENT OR OTHER PERSONAL PROPERTY THAT MAY BE LOCATED ON THE ASSETS AND/OR THE LANDS COVERED BY THE LEASES OR ANY OF THEM; (B) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS; (C) THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE ASSETS; (D) THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS; AND (E) THE COMPLETENESS OR ACCURACY OF INFORMATION CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S REPRESENTATIVES OR BY ANY OTHER PARTY. Except as and to the extent expressly set forth in Section 5.1, the Seller Certificate and the Assignments, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(b)	BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS DRILLING AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR HAZARDOUS SUBSTANCES OR MATERIALS LOCATED ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH THE SOIL. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF SOIL, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES.

6.	Title Matters

6.1	Examination Period.

(a)	During the period commencing on the Execution Date and ending at 5:00 p.m. CT on the 30th day thereafter (the “Examination Period”), Seller shall provide Buyer and its Representatives reasonable access to the Assets and all Records in the possession or control of Seller or its Affiliates, and to designated employees of Seller and its Affiliates responsible for the Assets for the purpose of conducting a review of the Assets, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller or such data (provided, however, that Seller will provide all title opinions, revenue and expense data, and environmental reports in its possession or control, irrespective of such confidentiality agreements). Except as and to the extent expressly set forth in Section 5.1, the Seller Certificate and the Assignments, Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of such information.

(b)	The Assignments delivered at Closing shall contain a special warranty of Defensible Title to the Properties by, through and under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. The special warranty of Defensible Title contained in the Assignments shall survive the Closing until the date that is 24 months following the Closing Date and, except as set forth in this Section 6.1(b), shall not be subject to any thresholds, deductibles or other limitations set forth in this Agreement. If Buyer provides written notice of a breach of the special warranty to Seller, Seller shall have a reasonable opportunity to cure such breach. The aggregate Title Defect Value attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such affected Property, except in the case of Encumbrances that are liquidated in amount.

6.2	Title Defects.

(a)	As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation or defect (each an “Encumbrance”) that causes Seller not to have Defensible Title to any Property.

(b)	As used in this Agreement, “Defensible Title” means that record title of Seller that, as of the Effective Time, the expiration of the Examination Period and the Closing Date, subject to the Permitted Encumbrances:

(i)	with respect to each Existing Well set forth on Exhibit “A-2”, entitles Seller to not less than the Net Revenue Interest in the Target Interval set forth on Exhibit “A-2” for such Existing Well throughout the productive life thereof, except as otherwise expressly stated on Exhibit “A-2”;

(ii)	with respect to each Existing Well set forth on Exhibit “A-2”, obligates Seller to bear a Working Interest for such Existing Well as to the Target Interval that is not greater than the Working Interest set forth in Exhibit “A-2” for such Existing Well without a proportionate increase in corresponding net revenue interest throughout the productive life of such Existing Well, except as otherwise expressly stated on Exhibit “A-2”;

(iii)	with respect to each Unit set forth on Exhibit “A-3”, entitles Seller to not less than the Net Revenue Interest in the Target Interval set forth on Exhibit “A-3” for such Unit, except as otherwise expressly stated on Exhibit “A-3”;

(iv)	with respect to each Unit set forth on Exhibit “A-3”, obligates Seller to bear a Working Interest for such Unit as to the Target Interval that is not greater than the Working Interest set forth on Exhibit “A-3” for such Unit without a proportionate increase in corresponding net revenue interest, except as otherwise expressly stated on Exhibit “A-3”; and

(v)	with respect to each Property, is free and clear of all Encumbrances.

6.3	Permitted Encumbrances. The term “Permitted Encumbrances” means:

(a)	lessor’s royalties, non-participating royalties, overriding royalties and similar burdens, if the net cumulative effect of such burdens does not (i) interfere with or affect the operation or use of any of the Assets as currently owned, operated and used, (ii) operate to reduce the Net Revenue Interest in any Value Asset with respect to the Target Interval to an amount less than the Net Revenue Interest set forth on Exhibit “A-2” for any Existing Well or for any Unit, as applicable, or (iii) obligate Seller to bear a Working Interest with respect to the Target Interval for any Existing Well or Unit in an amount greater than the Working Interest set forth on Exhibit “A-2” for such Existing Well or Exhibit “A-3” for such Unit, as applicable (without a corresponding increase in the Net Revenue Interest of Seller set forth on Exhibit “A-2” or Exhibit “A-3”, as applicable);

(b)	the terms and conditions of all Leases, Contracts and Surface Interests, if the net cumulative effect of such Leases, Contracts and Surface Interests does not (i) interfere with or affect the operation or use of any of the Assets as currently owned, operated and used, (ii) operate to reduce the Net Revenue Interest in any Value Asset with respect to the Target Interval to an amount less than the Net Revenue Interest set forth on for any Existing Well or for any Unit, as applicable, or (iii) obligate Seller to bear a Working Interest with respect to the Target Interval for any Existing Well or Unit in an amount greater than the Working Interest set forth on Exhibit “A-2” for such Existing Well or Exhibit “A-3” for such Unit, as applicable (without a corresponding increase in the Net Revenue Interest of Seller set forth on Exhibit “A-2” or Exhibit “A-3”, as applicable);

(c)	Encumbrances for Taxes or assessments not yet due or delinquent, or if delinquent, that are being diligently contested in good faith in the normal course of business and described on Schedule 6.3(c);

(d)	Preferential Rights to purchase and Consents identified on Schedule 5.1(l)(ii), with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person; (ii) the applicable period of time for asserting such rights has expired; or (iii) there is no need satisfy such Preferential Right or Consent prior to a transfer of any of the Assets;

(e)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(f)	any Encumbrance expressly waived by Buyer in writing prior to the Closing Date;

(g)	any easements, rights-of-way, servitudes, Permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any of the Assets if the net cumulative effect of such rights does not (i) adversely affect the operation or use of any of the Assets as currently owned, operated and used, (ii) operate to reduce the Net Revenue Interest in any Value Asset with respect to the Target Interval to an amount less than the Net Revenue Interest set forth on Exhibit “A-2” for any Existing Well or Exhibit “A-3” for any Unit, as applicable, or (iii) obligate Seller to bear a Working Interest with respect to the Target Interval for any Existing Well or Unit in an amount greater than the Working Interest set forth on Exhibit “A-2” for such Existing Well or Exhibit “A-3” for such Unit, as applicable (without a corresponding increase in the Net Revenue Interest of Seller set forth on Exhibit “A-2” or Exhibit “A-3”, as applicable);

(h)	defects based solely on the failure to recite marital status in documents or omission of succession or heirship proceedings, unless Buyer provides evidence that such failure or omission could reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;

(i)	defects based solely on lack of survey, unless a survey is required by Law;

(j)	defects based solely on lack of evidence of authority to execute documents on behalf of an entity, unless Buyer provides evidence that such defect could reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;

(k)	the following defects:

(i)	defects that have been cured or remedied by applicable statutes of limitation or statutes of prescription;

(ii)	defects consisting of omissions of succession or heirship proceedings, unless Buyer provides reasonable evidence that such omission could reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;

(iii)	defects in the chain of title prior to the date that is 30 years prior to the effective date of the applicable Lease, except for any defects consisting of claims or reservations by Governmental Authorities;

(iv)	defects consisting of failure to describe changes in marital status in a document, unless Buyer provides reasonable evidence that such failure could reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;

(v)	defects consisting of a lack of recorded trust instruments;

(vi)	mortgages granted by lessors without subordinations that would be customarily accepted by an experienced purchaser of oil and gas assets similar to the Assets in the same area where the Assets are located, unless foreclosure proceedings have been initiated and are ongoing with respect thereto; and

(vii)	defects arising from the failure to record releases of Hydrocarbon leases that have expired by their own terms, unless Buyer provides reasonable evidence that such defect could reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;

(l)	all Laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets, including, without limitation, rules and regulations governing production rates and allowables;

(m)	vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due;

(n)	any obligations or duties to any municipality or other Governmental Authority with respect to any franchise, grant, certificate, license or other Permit, and all applicable Law;

(o)	to the extent not triggered as of the Execution Date, conventional rights of reassignment arising upon final intention to abandon any Asset; and

(p)	any defect or loss of title affecting ownership interests in any Value Asset in formations or intervals other than the Target Interval.

6.4	Notice of Title Defects; Title Defect Valuation.

(a)	To assert a claim arising out of a Title Defect, Buyer must notify Seller of such alleged Title Defect in writing on or before the expiration of the Examination Period. Such notice (each, a “Title Defect Notice”) shall be in writing and shall include (i) a description of the Title Defect, (ii) a description of the Value Asset affected by such Title Defect and the Allocated Value of such Value Asset, (iii) copies of all supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, to the extent in Buyer’s possession or control, and (iv) the Title Defect Value, as reasonably determined by Buyer acting in good faith. Without limitation of Buyer’s rights and remedies (i) with respect to breaches of the special warranty of Defensible Title set forth in the Assignments and (ii) under Section 3.3(c)(i) with respect to breaches of the representations and warranties set forth in Section 5.1, Buyer shall be deemed to have waived any Title Defects that Buyer fails to timely assert in a Title Defect Notice to Seller in accordance with this Section 6.4(a).

(b)	The amount by which the Allocated Value of a Property affected by a Title Defect is reduced as a result of a Title Defect (the “Title Defect Value”) shall be determined as follows:

(i)	if Buyer and Seller agree in writing upon the Title Defect Value, that amount shall be the Title Defect Value;

(ii)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the affected Asset;

(iii)	if the Title Defect asserted is that Seller’s aggregate Net Revenue Interest attributable to a Value Asset as to the Target Interval is less than the Net Revenue Interest stated in Exhibit “A-2” or Exhibit “A-3” with respect to an Existing Well or Unit, as applicable, then the Title Defect Value shall be the product of the Allocated Value attributable to such Value Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit “A-2” or Exhibit “A-3”, as applicable, and the actual Net Revenue Interest of Seller, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit “A-2” or Exhibit “A-3” for such Value Asset;

(iv)	if the Title Defect represents an Encumbrance of a type not described in Section 6.4(b)(i), 6.4(b)(ii) or 6.4(b)(iii) above, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Value Asset, the portion of the Value Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Value Asset and such other factors as are necessary to make a proper evaluation;

(v)	the Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder;

(vi)	if a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be considered in determining the Title Defect Value; and

(vii)	notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Value Asset affected thereby, except with respect to Encumbrances that are undisputed and liquidated in amount.

6.5	Seller’s Right to Cure.

(a)	Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove, on or before the date that is 120 days after the Closing Date (the “Cure Deadline”), any alleged Title Defects of which Seller has been advised by Buyer pursuant to a Title Defect Notice. Unless Seller provides written notice to Buyer that it does not intend to attempt to cure such alleged Title Defects on or before 5:00 p.m. local time where the Assets are located on the date that is at least three Business Days prior to the Closing Date, Seller shall be deemed to have elected to Cure the alleged Title Defect. In the event that Seller does not elect to provide written notice to Buyer that it does not intend to attempt to cure such alleged Title Defect, (i) the Closing Payment shall be reduced by the Title Defect Value attributable to such Title Defect, as asserted by Buyer in the applicable Title Defect Notice, (ii) such amount will be paid by Buyer at the Closing into a separate escrow account with the Escrow Agent, to be governed by the Escrow Agreement (the “Defect Escrow Account”) and (iii) the affected Asset will be conveyed to Buyer at the Closing. The election by Seller to attempt to cure one or more of such alleged Title Defects shall not affect the rights and obligations of the Parties under Section 8 with respect to dispute resolution. Seller’s election to attempt to cure an alleged Title Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Section 6, including Seller’s right to dispute the existence, nature, or value of such Title Defect. Buyer shall use commercially reasonable efforts to cooperate with Seller in connection with Seller’s cure efforts pursuant to this Section 6.5(a); provided, however, that, for the avoidance of doubt, Buyer will have no obligation to incur any costs or expenses or to institute any proceedings in connection therewith.

(b)	If the Parties agree that any Title Defect that Seller elects to cure pursuant to Section 6.5(a) has been cured by Seller on or prior to the Cure Deadline, then Buyer and Seller shall promptly direct the Escrow Agent to release to Seller the Title Defect Value attributable to such Title Defect from the Defect Escrow Account. If the Parties mutually agree that a Title Defect that Seller elects to cure pursuant to Section 6.5(a) has been only partially cured by Seller on or prior to the Cure Deadline, then the Parties shall reasonably agree upon the portion of the Title Defect Value attributable to such Title Defect that should be released to Buyer from the Defect Escrow Account to compensate Buyer for the uncured portion thereof, and the remaining portion of such amount shall be released to Seller in accordance with the terms of the Escrow Agreement. If the Parties agree that any such Title Defect that Seller elects to cure pursuant to Section 6.5(a) is not cured by Seller prior to the Cure Deadline, then the Parties shall promptly direct the Escrow Agent to release to Buyer the applicable Title Defect Value attributable to such Title Defect from the Defect Escrow Account in accordance with the terms of the Escrow Agreement.

(c)	Any dispute relating to whether and to what extent a Title Defect that Seller has elected to cure post-Closing pursuant to Section 6.5(a) has been cured by Seller shall be resolved as set forth in Section 8, except that any such matter shall be submitted to the Independent Expert on or before the date that is ten Business Days after the Cure Deadline; provided, however, that any prior or concurrent determination by the Independent Expert with respect to Title Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) that Seller has elected to attempt to cure pursuant to Section 6.5(a) shall be binding on the Parties with respect to such Title Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

6.6	Remedies for Title Defects. In the event that any Title Defect is not waived in writing by Buyer prior to the Closing, is not cured by Seller on or prior to the Closing Date, or with respect to which Seller has elected not to attempt to cure after the Closing as described in Section 6.5 then, with respect to each Property affected by a Title Defect set forth in a Title Defect Notice, such Property shall be assigned to and accepted by Buyer at the Closing subject to all uncured Title Defects, and, subject to Section 6.9, the Purchase Price shall be reduced by an amount equal to the aggregate Title Defect Value asserted by Buyer in the applicable Title Defect Notice.

6.7	Title Benefits.

(a)	Notice of Title Benefits. Should Seller discover any Title Benefit at any time on prior to the expiration of the Examination Period, Seller shall have the right, but not the obligation, to promptly, but in no event later than the expiration of the Examination Period, deliver to Buyer a written notice (each a “Title Benefit Notice”), which shall include the following to be effective: (i) a description of the alleged Title Benefit, (ii) a description of the Value Asset affected by such Title Benefit and the Allocated Value of such affected Value Asset, (iii) supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit and (iv) Seller’s good faith estimate of the amount by which the Allocated Value of the affected Value Asset is enhanced by virtue of Seller having a greater Net Revenue Interest in such Value Asset than the Net Revenue Interest specified on Exhibit “A-2” or Exhibit “A-3”, as applicable, for such Value Asset and the calculations and information upon which Seller’s belief is based (the “Title Benefit Value”). Notwithstanding anything herein to the contrary, Seller shall be deemed to have waived any Title Benefits for which Seller fails to provide a Title Benefit Notice to Buyer on or prior to the expiration of the Examination Period. To the extent Buyer identifies a Title Benefit prior to the expiration of the Examination Period, Buyer shall promptly, but in no event later than the expiration of the Examination Period, provide Seller with notice thereof, such notice to include the information required to be provided by Seller in a Title Benefit Notice as provided for above, to the extent such information is in the possession of Buyer.

(b)	The Title Benefit Value of any Title Benefit shall be determined as follows:

(i)	if the Parties agree on the Title Benefit Value in writing, then that amount shall be the Title Benefit Value;

(ii)	if the Title Benefit Value represents an increase in Seller’s Net Revenue Interest as to the Target Interval for a Value Asset, then the Title Benefit Value shall be the product of the Allocated Value of such Value Asset affected by such Title Benefit, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase with respect to such Value Asset and the denominator of which is the Net Revenue Interest set forth for such affected Value asset on Exhibit “A-2” or Exhibit “A-3” for such Value Asset, as applicable; and

(iii)	if the Title Benefit is of a type not described in clause (i) or (ii) above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Value Asset affected by such Title Benefit, the portion of such Value Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such affected Value asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(c)	Notwithstanding the foregoing, (i) the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit Value attributable to any Title Benefit and (ii) no individual claim for a Title Benefit shall be used to offset the aggregate Title Defect Value unless the Title Benefit Value with respect thereto exceeds an amount equal to $[***].

6.8	Disputed Title Matters.

(a)	Seller and Buyer shall attempt to agree upon the existence of all Title Defects and Title Benefits and the corresponding Title Defect Values and Title Benefit Values, as applicable, on or before the Closing Date or, with respect to any Title Defects that Seller has elected to cure pursuant to Section 6.5(a), the Cure Deadline. If Seller and Buyer are unable to agree by the applicable date, then Buyer’s Title Defect Value set forth in the applicable Title Defect Notice shall be used to determine the Closing Payment pursuant to Section 2.3(c) and, solely to the extent Seller and Buyer are unable to reach a mutual agreement with respect to Title Defect Values and Title Benefit Values in dispute, such disputed matters shall be exclusively and finally resolved pursuant to Section 8.

(b)	If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value in writing, then the aggregate Title Defect Value attributable to all Title Defects shall be offset by the amount of the Title Benefit Value. If the Parties cannot reach an agreement by the Closing Date, the Title Benefit or the Title Benefit Value in dispute shall be submitted to the Independent Expert in accordance with Section 8. If a contested Title Benefit cannot be resolved prior to the Closing, there shall be no offset to the aggregate Title Defect Value for purposes of determining the Closing Payment at the Closing with respect to such claimed Title Benefit; provided, however, if the Title Benefit dispute results in a determination that a Title Benefit exists, then the aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such dispute pursuant to Section 8 (which adjustment shall be made on the Final Settlement Statement).

6.9	Limitation of Remedies for Title Defects and Title Benefits. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Title Defect Value for a given Title Defect, or the Title Benefit Value of a given Title Benefit, does not exceed $[***], then no claim or adjustment to the Purchase Price shall be made for such Title Defect or Title Benefit; provided, however, that all Title Defect Values attributable to any single Title Defect that affects multiple Assets shall be aggregated for purposes of applying the threshold described in this clause (a), (b) if the aggregate amount of all uncured Title Defects exceeding $[***] does not exceed an amount equal to [***]% of the Purchase Price (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate amount of all uncured Title Defects exceeds an amount equal to [***]% of the Purchase Price (prior to any adjustments thereto), then the Purchase Price shall be adjusted only by the amount of such excess (as offset by the aggregate Title Benefit Value determined in accordance with Section 6.7).

7.	Environmental Matters

7.1	Environmental Review.

(a)	Buyer and its Representatives shall have the right to conduct (i) on-site inspections and (ii) an environmental review of the Assets prior to the expiration of the Examination Period. Seller shall provide Buyer and its Representatives reasonable access to the Assets, all Records in the possession or control of Seller or its Affiliates, and to designated employees of Seller and its Affiliates responsible for the Assets for the purpose of conducting a review (including an Environmental Review) of the Assets, but only to the extent that Seller may do so without (i) violating applicable Laws, (ii) violating any obligations to any third Person, (iii) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants (provided, however, that Seller will provide all title opinions and environmental reports in its possession or control, irrespective of this clause (iii), and (iv) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller (provided, however, that Seller shall use commercially reasonable efforts to obtain any such consents or waivers to allow Buyer and its Representatives access to the Assets). Such access by Buyer shall be limited to Seller’s normal business hours, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable third Person operator. All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or its Representatives shall result from Buyer’s own independent review and judgment. Seller shall use commercially reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other obligations to or by Seller) to obtain permission for Buyer to gain access to third Person operated Properties to inspect the condition of the same; provided, however, that Seller shall have no liability to Buyer for failure to obtain such operator’s permission. Seller or its designee shall have the right to accompany Buyer and its Representatives whenever they are on site on the Assets. Except as set forth below, Buyer shall not be entitled to conduct any Invasive Activity relating to the Assets.

(b)	As part of the access granted under Section 7.1(a), Buyer shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”) to conduct, an inspection of the environmental condition of the Properties (the “Environmental Review”), which shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”) except as otherwise provided herein. For any Property not operated by Seller, Seller shall use commercially reasonable efforts to obtain permission from the third Person operator for Buyer or the Environmental Consultant to conduct the Environmental Review; provided, however, that Seller shall have no liability to Buyer for failure to obtain such operator’s permission, and Seller shall not be required to make any payments or undertake any obligations for the benefit of any other Person with respect to such access. Seller shall have the right to have one or more Representatives accompany Buyer or the Environmental Consultant, as applicable, at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of Equipment, or other invasive activity (“Invasive Activity”) without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and that of any applicable third Person operator. In performing its Environmental Review, Buyer shall (and shall cause the Environmental Consultant and Buyer’s other Representatives to): (i) perform all work in a safe and workmanlike manner; (ii) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller or third Person operator; (iii) comply with all applicable Laws; and (iv) at its sole cost, risk, and expense, restore the Properties to their condition prior to the commencement of the Environmental Review.

(c)	If, following Buyer’s Phase I inspection, Buyer reasonably concludes based on the results thereof that it is necessary to conduct Invasive Activity on a Property prior to the Closing in order for Buyer to ascertain the existence or extent of an Environmental Defect or any Environmental Defect Value for an Environmental Defect, and Buyer requests (in writing) authorization from Seller to perform such Invasive Activity (which notice includes the corresponding portions of Buyer’s Phase I on which Buyer has based its reasonable conclusions), and Seller rejects or fails to consent to Buyer’s request within two Business Days after Seller’s receipt thereof, Buyer shall have the right, in its sole discretion, to exclude such Property and its directly associated Assets from the Assets conveyed by Seller to Buyer at the Closing, in which case (i) the affected Property and its directly associated Assets shall not be conveyed to Buyer at the Closing, (ii) the Purchase Price shall be reduced by the Allocated Value of such excluded Assets, (iii) such Property shall be deemed to be deleted from the Exhibits attached hereto and (iv) such Property and its directly associated Assets shall constitute “Excluded Assets” for all purposes hereunder. To the extent Buyer does not exclude the Property, then subject to Buyer’s rights pursuant to this Section 7, Buyer shall accept the Property and make payment therefore and, except for the indemnity provided under Section 3.3(c) as it relates to Retained Obligations or breaches of the representations in Section 5.1, shall have no further right under this Agreement or the Transaction Documents with respect to an Environmental Defect that would have been disclosed pursuant to the requested Invasive Activity.

(d)	Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) for disclosure to Buyer’s Representatives in connection with transactions contemplated hereby, (iii) as may be required by applicable Law, or (iv) for information that is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Buyer and Seller shall (and shall cause their respective Affiliates and Representatives to) maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of Buyer or Seller, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if the Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate (except as such Environmental Information relates to (A) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement and (B) the Excluded Assets).

7.2	Environmental Definitions.

(a)	The term “Environmental Defect” shall mean, with respect to any given Asset, a material violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Asset is located.

(b)	The term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Louisiana Environmental Quality Act (La. Rev. Stat. 30:2001 et seq.); the Louisiana Office of Conservation Statewide Order 29-B (LAC 43.XIX. Subpart 1), in each case as amended to the date hereof, and all Laws as of the date hereof of any Governmental Authority having jurisdiction over the property or Assets in question relating to pollution, the protection of the environment or natural, biological or cultural resources, occupational health and safety, the reclamation, remediation or restoration of real property, or the generation, storage, handling, use, treatment, transportation or disposal of Hazardous Substances.

(c)	The term “Environmental Defect Value” shall mean the amount by which the Allocated Value of an affected Environmental Defect Property is reduced as a result of an Environmental Defect.

7.3	Notice of Environmental Defects. To assert a claim for an Environmental Defect, Buyer must, on or before the expiration of the Examination Period, deliver to Seller one or more notices relating to Environmental Defects (each, an “Environmental Defect Notice”), which notices shall be in writing and shall include, (a) a description of the Environmental Defect, (b) a description of the affected Property, (c) such supporting documentation as is reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, to the extent in Buyer’s possession or control, and (d) Buyer’s good faith estimate of the Environmental Defect Value attributable to such Environmental Defect. Without limiting Buyer’s rights and remedies set forth in Section 3.3(c)(i) with respect to Section 5.1(r) and subject to Seller’s indemnification obligations pursuant to Section 3.3(c)(iii), any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation of Buyer at Closing.

7.4	Seller’s Right to Cure.

(a)	Subject to Section 7.5(a), Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk and expense, to cure or remove, on or before the Cure Deadline, any alleged Environmental Defects of which Seller has been advised by Buyer pursuant to an Environmental Defect Notice, with Seller being deemed to have elected to cure such Environmental Defect prior to the Cure Deadline unless Seller provides written notice to Buyer of its intent not to attempt to cure such alleged Environmental Defect on or before 5:00 p.m. local time where the Assets are located on the date that is at least three Business Days prior to the Closing Date. In the event that Seller does not deliver written notice of its intent not to cure the applicable Environmental Defect prior to the Cure Deadline, (i) the Closing Payment shall be reduced by the Allocated Value of the affected Asset, (ii) such amount will be paid by Buyer at the Closing into the Defect Escrow Account, (iii) such Asset shall be retained by Seller at the Closing and deemed to be deleted from the Exhibits attached hereto and (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder. The election by Seller to attempt to cure one or more of such alleged Environmental Defects shall not affect the rights and obligations of the Parties under Section 8 with respect to dispute resolution. Seller’s election to attempt to cure an alleged Environmental Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Section 7, including Seller’s right to dispute the existence, nature, or value of such Environmental Defect.

(b)	If the Parties agree that any Environmental Defect that Seller elects to cure pursuant to Section 7.4(a) has been cured by Seller on or prior to the Cure Deadline, then Buyer and Seller shall hold an additional Closing within five Business Days following such determination. At such additional Closing, (i) Seller shall convey the affected Asset to Buyer using the form of Assignment attached hereto as Exhibit “B”, (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at the Closing with respect to such Asset, (iii) the Parties will issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the Allocated Value attributable to the affected Asset from the Defect Escrow Account and (iv) such Asset shall no longer be deemed to be (A) deleted from the Exhibits attached hereto or (B) an Excluded Asset for any purposes under this Agreement.

(c)	If the Parties agree that any Environmental Defect that Seller elects to cure pursuant to Section 7.4(a) has been only partially cured by Seller on or prior to the Cure Deadline, then Buyer and Seller shall hold an additional Closing within five Business Days following such determination. At such additional Closing, (i) Seller shall convey the affected Asset to Buyer using the form of Assignment attached hereto as Exhibit “B”, (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at the Closing with respect to such Asset, (iii) the Parties shall reasonably agree upon the portion of the Environmental Defect Value attributable to such Environmental Defect that should be released to Buyer from the Defect Escrow Account to compensate Buyer for the uncured portion thereof, and the remaining portion of such amount shall be released to Seller in accordance with the terms of the Escrow Agreement and issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release such amounts from the Defect Escrow Account in accordance with this clause (iii) and (iv) such Asset shall no longer be deemed to be (A) deleted from the Exhibits attached hereto or (B) an Excluded Asset for any purposes under this Agreement.

(d)	If any such Environmental Defect that Seller elects to cure pursuant to Section 7.4(a) is not cured by Seller prior to the Cure Deadline, then (i) the Asset affected by such Environmental Defect shall continue to be owned and retained by Seller, (ii) the Parties shall promptly direct the Escrow Agent to release to Buyer the Allocated Value of the affected Asset from the Defect Escrow Account in accordance with the terms of the Escrow Agreement and (iii) such Asset shall continue to be deemed (A) deleted from the Exhibits attached hereto and (B) an Excluded Asset for all purposes under this Agreement.

7.5	Remedies for Environmental Defects. In the event that any Environmental Defect is not waived in writing by Buyer or is not cured by Seller on or prior to the Closing Date, then:

(a)	In the event that any Environmental Defect Value asserted by Buyer in an Environmental Defect Notice exceeds the Allocated Value of the affected Asset (or, if such Asset has no Allocated Value, an amount equal to $[***]), either Buyer or Seller may elect by written notice to the other Party prior to the Closing to exclude such affected Asset from the Closing. In such case, (i) the affected Asset shall not be conveyed to Buyer at the Closing, (ii) the Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Asset, (iii) such Asset shall be deemed to be deleted from the Exhibits attached hereto and (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder; or

(b)	With respect to each Property affected by Environmental Defects reported in an Environmental Defect Notice, such Property shall be assigned to Buyer at the Closing subject to all uncured Environmental Defects (except with respect to those Properties (i) that Buyer or Seller has elected to exclude pursuant to Section 7.5(a);or (ii) with respect to which Seller has made an election to attempt to cure after the Closing as described in Section 7.4) and the Purchase Price shall be reduced by an amount equal to the aggregate Environmental Defect Value asserted by Buyer in the applicable Environmental Defect Notice; provided, however, that if Seller disputes any Environmental Defect or Environmental Defect Value asserted by Buyer and the Parties cannot agree upon such contested matters prior to the Closing, subject to Section 7.7, the Closing Payment shall be reduced by Buyer’s good faith estimate of the Environmental Defect Value set forth in the applicable Environmental Defect Notice for such disputed Environmental Defect, which amount shall be deposited into the Defect Escrow Account at the Closing by Buyer pending final resolution of such contested Environmental Defect and, within two Business Days following final resolution of such contested Environmental Defect in accordance with Section 8, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to release such disputed Environmental Defect Value to Seller or Buyer, as applicable.

7.6	Disputed Environmental Matters. Seller and Buyer shall attempt to agree upon the existence of all Environmental Defects and the corresponding Environmental Defect Values on or before the Closing Date or, with respect to any Environmental Defects that Seller has elected to cure pursuant to Section 7.4(a), the Cure Deadline. If Seller and Buyer are unable to agree by the applicable date, then Buyer’s Environmental Defect Value set forth in the applicable Environmental Defect Notice shall be used to determine the Closing Payment pursuant to Section 2.3(c) and, to the extent (and only to the extent) Seller and Buyer are unable to reach a mutual agreement with respect to Environmental Defect Values in dispute, such disputed matters shall be exclusively and finally resolved pursuant to Section 8.

7.7	Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Environmental Defect Value for a given Environmental Defect does not exceed $[***], then no adjustment to the Purchase Price shall be made for such Environmental Defect; provided, however, that all Environmental Defect Values attributable to any single Environmental Defect that affects multiple Assets shall be aggregated for purposes of applying the threshold described in this clause (a), (b) if the aggregate amount of all Environmental Defect Values exceeding $[***] for uncured Environmental Defects not waived by Buyer in writing does not exceed an amount equal to [***]% of the Purchase Price (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate amount of all Environmental Defect Values exceeding $[***] for uncured Environmental Defects not waived by Buyer exceeds an amount equal to [***]% of the Purchase Price (prior to any adjustments thereto), then the Purchase Price shall be reduced only by the amount of such excess.

8.	Independent Experts

8.1	Selection of Independent Experts. Any disputes regarding Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values (including, in each case, the adequacy of notice thereof), the cure of Title Defects or Environmental Defects, and the calculation of the Final Settlement Statement, may, as herein provided, be submitted by a party, with written notice to the other party, to a qualified independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert with respect to each matter shall be such person as Buyer and Seller shall mutually agree upon in writing. In the event the parties are unable to mutually agree upon an Independent Expert with respect to title matters, environmental matters or other matters, then in such case where agreement is not reached, each of Buyer and Seller shall designate a qualified person as its Independent Expert for such matter, and the two designated persons shall together select a third person to serve as the Independent Expert with respect to the particular matter. Each party shall bear its own costs and expenses incurred in connection with any such proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.

8.2	Procedures.

(a)	Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures as set forth in the 2018 CPR Non-Administered Arbitration Rules (“CPR”), except to the extent the referenced CPR is inconsistent with the Dispute resolution procedures as provided herein, in which event the Dispute resolution procedures as provided in this Agreement shall govern and control. The Independent Expert shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable in light of the circumstances but in any event within 15 days for Title Defects or Title Benefits and within 30 days for Environmental Defects. The Independent Expert award shall be in writing, shall be signed by the Independent Expert and shall include a statement of written findings of fact and conclusions regarding the reasons for his/her determination, which shall include, if applicable, as to (A) whether the subject defect (benefit) exists or has been cured and, subject to the following sentence, the resulting defect value, (B) the deficiencies in any notice of the foregoing and the specific supplemental information that, if provided, would cause such notice to be in compliance with the terms hereof, and/or (C) the adequacy of any curative action, including any such additional curative actions necessary to cure properly any asserted defect, as applicable, in each case, including the Independent Expert’s rationale for the determination. The Independent Expert may consult with and engage disinterested third parties to advise the Independent Expert but shall disclose to the Parties the identities of any such consultants. Any such consultant shall not have worked as an employee of or consultant for either Party or its Affiliates during the two-year period preceding the expert determination and shall not have any financial interest in the dispute. The decision and award of the Independent Expert shall be binding upon the parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. Notwithstanding anything to the contrary herein, the Independent Expert shall be limited to awarding only the final amount proposed by either Party in its submissions pursuant to this Section 8.2. To the extent the Independent Expert determination includes a distribution of escrowed funds, the prevailing party shall be entitled to receipt of the awarded funds within 48 hours of the Parties’ receipt of the Independent Expert determination.

(b)	A qualified Independent Expert to address a Title Defect/Benefit shall be an attorney with at least 15 years of experience, which shall include substantial experience with respect to participation in oil and gas purchase and sale transactions and examining oil and gas titles in the State and region in which the affected Assets are located. A qualified Independent Expert to address an Environmental Defect shall be an environmental expert with at least ten years’ experience with respect to investigations and remediation of oil and gas producing properties in the jurisdiction in which the affected Assets are located. A qualified Independent Expert to address a final accounting issue shall be an independent certified public accounting firm qualified and of national recognition in the United States.

8.3	Location of Proceeding. All proceedings under this Section 8 shall be conducted in Dallas, Texas, or such other location mutually agreed upon in writing by the Parties.

9.	Additional Covenants and Pre-Closing Actions

9.1	Operations Prior to Closing.

(a)	From and after the date of this Agreement and until the Closing, except as may be consented to by Buyer in writing, Seller shall:

(i)	own, use, operate and maintain the Assets as a reasonably prudent operator, in accordance with applicable Laws, and in substantially the same manner in which they have been owned, used, operated and maintained prior to this Agreement;

(ii)	use commercially reasonable efforts to maintain in full force and effect each Lease, and timely and properly pay all Lease renewals and extensions that become due after the date of this Agreement but prior to Closing in accordance with the terms of the applicable Lease;

(iii)	keep Buyer apprised of any drilling, re-drilling or completion operations commenced, proposed, agreed to or conducted by Seller with respect to the Assets;

(iv)	with respect to the drilling of the New Wells, not deviate from the operations described in the New Well AFEs as attached hereto as Schedule 3.1(e);

(v)	notify Buyer of any application for a drilling permit by a third party affecting the Assets;

(vi)	not commence, propose or agree to any operation reasonably expected to cost Seller in excess of $50,000 (net to Seller’s interest);

(vii)	will not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Properties;

(viii)	promptly notify Buyer of any proposal (including any proposal to drill or workover a well) that Seller receives requiring an expenditure (net to Seller’s interest) equal to or greater than $50,000;

(ix)	not (A) enter into, terminate, cancel, extend or materially amend or modify a Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 5.1(m)-1, (B) terminate, cancel, extend or materially amend or change the terms of any Material Contract, or (C) enter into, terminate, cancel, extend or amend or modify any other Contract except in the ordinary course of business;

(x)	not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business or (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained;

(xi)	provide Buyer with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets within five Business Days after Sellers’ receipt of such correspondence or notice thereof;

(xii)	not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease, Contract or Law;

(xiii)	use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Seller;

(xiv)	not waive, release, assign, settle or compromise any Proceeding, material right or Claim relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 individually or $50,000 in the aggregate (in each case, excluding amounts to be paid under insurance policies);

(xv)	pay (or cause to be paid) any and all Asset Taxes that could result in an Encumbrance with respect to the Assets that become due and payable on or prior to the Closing Date;

(xvi)	not take, nor permit any of its Affiliates (or authorize any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, or negotiate, any offer from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer or its Affiliates except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business; and

(xvii)	not enter into any agreement or commitment with respect to any of the foregoing.

(b)	After the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications to the Assets and incur any related expenditure deemed necessary by Seller, acting as a reasonably prudent operator, to prevent or react to an emergency or environmental incident, and Seller shall notify Buyer of any such charge or actions promptly thereafter. Regarding the preceding sentence, Seller shall have the right to cause or effect such expenditure or action, with or without Buyer’s approval, and recover such costs in the Closing Statement or Final Settlement Statement adjustments, as appropriate.

9.2	Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the Assets or portions thereof that Seller may presently operate, since same may be subject to unit, pooling, communitization or operating agreements or other agreements that control the appointment of a successor operator. Seller agrees, however, that it will use commercially reasonable efforts to facilitate the appointment of Buyer or its designee as a successor operator of the Assets, effective as of the Closing, and it will, in a prudent manner, resign as operator of the Assets it operates to be effective as of the Closing.

9.3	Antitrust Laws. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required in connection with the transaction contemplated by this Agreement, as promptly as possible, both Parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party shall take all reasonable steps to achieve early termination of applicable waiting periods.

9.4	Consents to Assign. With respect to each Consent set forth on Schedule 5.1(l)(ii), Seller shall send to the holder, within three Business Days after the Execution Date, of each such Consent a notice in material compliance with the contract provisions applicable to such Consent seeking such holder’s consent to the transaction contemplated hereby.

(a)	If Seller fails to obtain a Consent set forth on Schedule 5.1(l)(ii) prior to Closing and such Consent is a Hard Consent, then (1) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing, (2) such Asset (or portion thereof) shall be retained by Seller until such Hard Consent is obtained, the Purchase Price will be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, and, subject to Section 10, the Closing will occur as to the remainder of the Assets (or interests therein); provided, however, that until such time as Seller receives such Hard Consent, Seller and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; on the condition that no Party will be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 9.4) that was not obtained prior to Closing (an “Unobtained Hard Consent”) is obtained within 120 days after the Closing, Seller and Buyer shall effect a Closing pursuant to Section 10.2 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer using the form of Assignment attached to this Agreement, the Assets (or interests therein) subject to such Hard Consents and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 2.3).

(b)	If Seller fails to obtain a Consent other than the Hard Consents set forth on Schedule 5.1(l)(ii) prior to Closing and the failure to obtain such Consent would not cause (i) the assignment of the Assets (or portion thereof) affected thereby to Buyer to be void (including at the election of the holder of the Consents) or (ii) the termination of a Lease or Contract (including at the election of the holder of the Consents), in each case, under the express terms thereof, then the Asset (or portion thereof) subject to such un-obtained Consent will nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer will have no Claim against, Seller will have no Liability to Buyer for, the failure to obtain such Consent and there will be no Purchase Price reductions attributable to such unobtained Consent.

(c)	Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 5.1(l)(ii); on the condition that no Party will be required to incur any liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent.

(d)	For purposes hereof:

(i)	“Hard Consent” means any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole discretion of the holder or words to similar effect, or (b) there is a provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of liquidated damages, or (iii) causes the instrument or applicable Assets to terminate or be terminable, or words of similar effect; and

(ii)	“Consent” means any restrictions on assignment, including requirements for approvals, consents, ratifications, waivers or other authorizations (including any Permit) from any Government Authorities or other Person that is required in connection with the execution or delivery of this Agreement, the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated hereby.

9.5	Closing Efforts. Each Party agrees that, from and after the Execution Date until the Closing Date, it will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated hereunder, including (a) each Party will use its respective commercially reasonable efforts to cooperate with the other Party to obtain any Consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Authorities or Third Parties that are required in connection with the consummation of the transactions contemplated hereunder; (b) the Parties will use their respective commercially reasonable efforts to cooperate with each other to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereunder; (c) the Parties will use their respective commercially reasonable efforts to defend, and to cooperate with each other in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (d) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

9.6	Notifications. If, prior to Closing, either Seller or Buyer obtains Knowledge that it has breached a representation, warranty, covenant, obligation or other agreement under this Agreement, then such Party, as applicable, shall promptly inform such other Party of such breach.

9.7	Seller Indebtedness. Seller shall negotiate and obtain on or prior to the Closing Date (a) releases of all Encumbrances securing borrowed monies or payment obligations incurred by Seller or its Affiliates under any Debt Instrument that are secured by the Assets, (b) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such liens on the Assets securing due and payable obligations under Debt Instruments, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Buyer to effect and file of record the release of all liens in connection therewith.

9.8	Financial Statements and Oil & Gas Reserve and Operational Data. Seller acknowledges that the rules and regulations of the Securities and Exchange Commission are expected to require Buyer’s publicly-traded Affiliate to file with such commission and publicly disclose certain oil & gas reserve and operational data, as well as certain historical and pro forma financial information, in each case, in connection with the Assets. Seller further acknowledges that Buyer will prepare, or cause to be prepared, at Buyer’s sole expense, the financial statements and other disclosures required to be filed with the Securities and Exchange Commission. Seller does not object to, and will cooperate with, the preparation of such required financial statements and/or disclosures, including, without limitation, (x) promptly providing the oil & gas reserve, operating information and financial information reasonably requested by Buyer for such purpose and (y) making its accountants, reserve engineers and employees available to Buyer for such purpose. Buyer will bear all third party out-of-pocket expenses incurred by Seller in connection with the preparation of the financial statements and other disclosures described in this Section 9.8.

9.9	Non-Competition.

(a)	Seller acknowledges that Buyer is entering into this Agreement and assuming the Assumed Obligations in contemplation of undertaking substantial further development of the Assets, which development is intended to permit Buyer to satisfy such Assumed Obligations. As a material inducement to Buyer to enter into this Agreement, from and after the Closing, Seller shall not, and shall ensure and cause its controlled Affiliates and each individual listed on Schedule 9.9(a) (together with Seller and its controlled Affiliates, each a “Restricted Person”) not to, directly or indirectly, acquire in any capacity during the period from and after the Execution Date and ending on the date that is one year after the Closing Date (the “Non-Compete Period”), any interest in any Restricted Opportunity, whether alone or as a partner, joint venturer or equity interest holder of any Person acquiring such interest.

(b)	As used herein, “Restricted Opportunity” means any opportunity for, including an opportunity to finance, the acquisition of any mineral fee interests in Hydrocarbons, including rights to royalties on production and rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights of reversion and any and all other rights relating to the ownership of mineral fee interests (collectively, “Mineral Rights”), in each case in the lands covered by the Units.

(c)	Notwithstanding anything to the contrary in this Agreement, the Parties agree that if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographic area, a specified business limitation, or any other relevant feature of this Section 9.9 is unreasonable, arbitrary or against public policy, then a lesser period, geographical area, business limitation or other relevant feature that is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. If any Law or court interpreting such Law does not allow such lesser time period, geographical area, business limitation, or other relevant feature to be enforced against the applicable Person, the Parties acknowledge and agree that Section 12.16 will apply.

(d)	Provided that the Closing occurs, from and after the Closing Date until the end of the Non-Compete Period, Seller shall enforce the terms of agreements with the other Restricted Persons to the extent such terms restrict or prohibit the direct or indirect acquisition of any Restricted Opportunity by any such Restricted Person. Additionally, each Restricted Person set forth on Schedule 9.9(a) attached hereto hereby acknowledges and agrees to abide by each covenant set forth in this Section 9.9.

(e)	If, during the Non-Compete Period, Seller acquires any Mineral Rights that are located under the lands covered by the Units conveyed to Buyer under this Agreement, then Seller shall give Buyer written notice of such acquisition no later than ten Business Days following such acquisition, together with a copy of the conveyance into Seller of such acquired Mineral Rights. Buyer shall then have a period of ten Business Days following receipt of Seller’s notice in which to elect, by written notice to Seller, to acquire such Mineral Rights from Seller for Seller’s reasonably documented out-of-pocket costs to acquire such Mineral Rights. If Buyer timely and properly elects to acquire a Mineral Right pursuant to this Section 9.9(e), then (i) Seller shall convey such Mineral Right to Buyer and (ii) Buyer shall pay Seller an amount equal to Seller’s reasonably documented out-of-pocket costs to acquire such Mineral Rights, as set forth in Seller’s notice delivered under this Section 9.9(e). Except for a special warranty contained in such conveyance, the conveyance of any such Mineral Rights to Buyer made pursuant to this Section 9.9(e) shall be made without warranty of title, either express or implied. Notwithstanding the foregoing, if Buyer does not timely elect to acquire such Mineral Rights pursuant to this Section 9.9(e), then Seller’s obligation to sell such Mineral Rights to Buyer under this Agreement shall terminate and Seller shall have no further obligation to Buyer with respect to such Mineral Rights.

(f)	In addition to the restrictions set forth in Section 9.9(a), Seller shall not, and shall ensure and cause each other Restricted Person not to, directly or indirectly, acquire or finance in any capacity during the period from and after the Execution Date and ending on the date that is six months following the expiration of the primary term of the applicable Lease (with respect to each such Lease, the “Top Leasing Period”), any interest in any Top Lease. As used herein, “Top Lease” means the acquisition of a mineral lease (or an option to acquire a mineral lease) covering the Lands under any of the Leases conveyed by Seller to Buyer under this Agreement, to become possessory only upon expiration or termination of such Leases.

9.10	Employee Matters. From the Execution Date until the Closing Date, Buyer and its controlled Affiliates shall not be permitted to and shall not meet with, solicit, interview or employ the field employees of Seller providing services with respect to the Assets in connection with prospective employment with Buyer or any Affiliate thereof. Notwithstanding the preceding sentence, nothing in this Agreement shall restrict Buyer’s ability to undertake any of the foregoing activities with respect to any independent contractor engaged by Seller to perform field services relating to the Assets.

9.11	Replacement of Credit Support.

(a)	The Parties acknowledge that none of the bonds, letters of credit, guarantees, credit support and other similar commitments (the “Credit Support”) set forth on Schedule 9.11, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Buyer. Seller expressly reserves and retains any and all right thereto, including any and all reimbursements associated therewith.

(b)	On or before the Closing Date, Buyer shall post or obtain, or cause to be posted or obtained in the name of Buyer (or, if applicable, Buyer’s operating Affiliate) replacements for the Credit Support described on Schedule 9.11 to the extent such replacements are necessary to permit the cancellation or release of such Credit Support and shall provide Seller with evidence of the same.

10.	Closing, Termination and Final Adjustments

10.1	Conditions Precedent.

(a)	The obligations of Seller to consummate the transactions provided for herein are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived in writing by Seller:

(i)	The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date, as though made on and as of such date; provided, however, that those representations that by their terms are made as of a specified date need be true and correct only as of the date so specified.

(ii)	Buyer shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing.

(iii)	No suit, action or other Proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or Proceeding instituted or threatened by Seller or any of its Affiliates.

(b)	The obligations of Buyer to consummate the transactions provided for herein are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived in writing by Buyer:

(i)	The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date, as though made on and as of such date; provided, however, that each Fundamental Representation made by Seller shall be true and correct as though made on and as of such date; provided further that those representations that by their terms are made as of a specified date need be true and correct only as of the date so specified;

(ii)	Seller shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing.

(iii)	No suit, action or other Proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or Proceeding instituted or threatened by Buyer or any of its Affiliates.

10.2	Closing. The closing of the transactions contemplated herein and the transfer of the Assets (“Closing”) shall occur on the 40th day following the execution hereof, at Seller’s office, located at 333 Texas Street, Suite 1919, Shreveport, Louisiana 71101 at 10:00 a.m., local time, except that, if all conditions in Section 10.1 to be satisfied at or prior to Closing (other than those conditions that by their nature can be satisfied only at the Closing) have not yet been satisfied or waived in writing by Buyer or Seller (as applicable) by such date, then the Closing shall occur within five Business Days after such conditions have been satisfied or waived, subject to the rights of the Parties under Section 10.3, or on such other date or time, or at such other place, as Seller and Buyer may agree in writing (the “Closing Date”). At Closing, the following shall occur:

(a)	Buyer and Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale in substantially the form of Exhibit “B” (the “Assignment”) in sufficient counterparts to facilitate recording in the applicable parishes covering the Assets;

(b)	Buyer and Seller shall execute and acknowledge, if appropriate, any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation and to the extent required, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

(c)	To the extent permitted by Law or contract, Seller and Buyer shall execute and deliver at Closing the requisite number of change of operator forms or other designation of operator forms and any other necessary forms as may be required by any Governmental Authority;

(d)	Seller shall deliver to Buyer an IRS Form W-9 duly completed and executed by Seller;

(e)	Seller shall deliver, on forms supplied by Buyer (with assistance from Seller) and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all third party operators and purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(f)	Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);

(g)	An authorized officer of each of EEP and EHP shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 10.1(b)(i) and 10.1(b)(ii) have been fulfilled (the “Seller Certificate”);

(h)	An authorized officer of Buyer shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 10.1(a)(i) and 10.1(a)(ii) have been fulfilled (the “Buyer Certificate”);

(i)	Seller shall deliver releases of all Encumbrances securing borrowed monies incurred by any Seller or any of their Affiliates under any Debt Instrument that are burdening the Assets, (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Assets securing due and payable obligations under Debt Instruments, and (iii) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Buyer to effect and file of record the release of all Encumbrances in connection therewith;

(j)	Seller shall deliver up to Buyer possession of the Assets (except the Suspended Proceeds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 3);

(k)	At the Closing, and upon delivery of the Assignments and other instruments described in this Section 10.2:

(i)	Buyer shall pay unto the Escrow Agent the Defect Escrow Amount, if any;

(ii)	The Parties shall jointly direct the Escrow Agent to distribute the Holdback True-Up Amount to Seller; and

(iii)	Buyer shall pay the Closing Payment to Seller by bank wire, as designated in advance by Seller in the Closing Statement.

(l)	On or before Closing, Seller shall, with respect to any Seller-operated Assets, supply Buyer with an appropriate governmental form as required by the governmental agency, board or commission having jurisdiction and authority to change the name of the operator from Seller to Buyer, for each Seller-operated Existing Well (whether dry, inactive, injector or producing), Lease or any other well or facility or Personal Property, as may be required or defined by said agency, board or commission located on the premises that form a part of the subject matter of this Agreement. All such forms shall be executed by Buyer and/or Seller as may be required prior to or during Closing. Buyer shall be solely responsible for any fee as may be required by such governmental agency, board or commission and, at the Parties’ option, shall either deliver its check payable to the governmental agency, board or commission to Seller at Closing or credit this fee amount to Seller in the Final Settlement Statement. Seller shall mail the completed form and fee to the proper governmental agency, board or commission after Closing.

10.3	Termination.

(a)	This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing (by written notice from the terminating Party to the other Party) in the following instances:

(i)	By Seller, if there have been one or more breaches by Buyer of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Seller and would result in the failure to satisfy any of the conditions set forth in Section 10.1(a)(i) or Section 10.1(a)(ii), and such breaches have not been cured within 30 days after written notice thereof has been received by Buyer; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.3(a)(i) if Seller is in material breach of this Agreement at such time;

(ii)	By Buyer, if there have been one or more breaches by Seller of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Buyer and would result in the failure to satisfy any of the conditions set forth in Section 10.1(b)(i) or Section 10.1(b)(ii), and such breaches have not been cured within 30 days after written notice thereof has been received by Seller; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.3(a)(ii) if Buyer is in material breach of this Agreement at such time;

(iii)	By mutual written agreement of Buyer and Seller;

(iv)	By Buyer or Seller, if the Closing does not occur on or before September 30, 2022; provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this Section 10.3(a)(iv) if such Party is in material breach of this Agreement at such time;

(v)	By Seller or Buyer, if at or before Closing, to the sum of (A) all Title Defect Values and Environmental Defect Values asserted by Buyer that exceed the applicable thresholds (excluding any such amounts with respect to any Assets excluded from the transactions in accordance with this Agreement), (B) the Allocated Values of any Assets excluded from the transactions in accordance with this Agreement and (C) the amount of any Casualty Loss, is equal to or in excess of an amount equal to 10% of the Purchase Price; or

(vi)	By Seller, if the Deposit is not provided pursuant to Section 2.1.

(b)	If this Agreement is terminated pursuant to any provision of Section 10.3(a), then this Agreement will immediately become void and of no further force or effect, and the Parties will have no Claim or obligation hereunder; provided, however, that the provisions of this Section 10.3 and Sections 5.4, 11, 12.4, 12.6, 12.7, 12.8, 12.9, 12.10, 12.16, 12.17, 12.20, 12.22 and 13.1, and such of the defined terms as set forth in this Agreement to give context to such Sections will, in each case, survive such termination. Upon the termination of this Agreement, Seller will be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)	If (w) Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, (x) all of Buyer’s conditions to Closing set forth in Section 10.1 have been satisfied, (y) Seller is ready, willing and able to close the transactions contemplated hereby and (z) Seller is entitled to terminate this Agreement pursuant to Section 10.3(a)(i) hereof, then Seller, as its sole and exclusive remedy hereunder, will be entitled to terminate this Agreement and have the Deposit paid to Seller as liquidated damages, and not as a penalty, for such termination, free and clear, as the Seller Parties’ sole and exclusive remedy against the Buyer Parties for the failure to consummate the transactions contemplated at the Closing. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. If Seller elects to terminate this Agreement pursuant to this Section 10.3(c) and receive the Deposit as liquidated damages, then within two Business Days after Seller’s election, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Seller.

(d)	If (x) Buyer is entitled to terminate this Agreement pursuant to Section 10.3(a)(ii), (y) all of Seller’s conditions set forth in Section 10.1(a) have been satisfied, and (z) Buyer is ready, willing and able to close the transactions contemplated pursuant to this Agreement and the Transaction Documents, then Buyer shall have the right to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy of monetary damages as a remedy, in which event the Deposit will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to the return to Buyer of the Deposit) receive as liquidated damages (and not as a penalty) from Seller an amount equal to Buyer’s actual documented third party out-of-pocket costs and expenses, incurred in connection with the transactions contemplated by this Agreement, provided, however, that said amount shall not exceed the amount of $1,500,000, as a result of such termination as liquidated damages, free and clear of any Claims thereon by Seller and as Buyer’s sole and exclusive remedy. If Buyer elects to terminate this Agreement pursuant to clause (2) of the immediately preceding sentence and receive such liquidated damages as a result of such termination, then within two Business Days after Buyer’s election, (A) the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Buyer, and (B) Seller shall pay by wire transfer of ready funds the amount due to Buyer pursuant to clause (2) of this Section 10.3(d) to such account or accounts as Buyer may direct.

(e)	Notwithstanding the foregoing, if this Agreement is terminated under Section 10.3 and Seller is not entitled to receive the Deposit under any of the preceding paragraphs, the entirety of the Deposit will be promptly returned to Buyer and the Parties shall execute and deliver joint written instructions to the Escrow Agent to such effect within two Business Days after such termination.

10.4	Final Adjustments. Within 90 days after the date of Closing, Seller shall (i) prepare, in consultation with Buyer, a Final Settlement Statement, acting reasonably and in good faith (the “Final Settlement Statement”), setting forth the final adjustments to the Purchase Price provided in Section 2.4 and the resulting final Purchase Price and (ii) submit such Final Settlement Statement to Buyer, along with copies of third-party vendor invoices, or other evidence of expenses reflected in such Final Settlement Statement. Buyer shall respond in writing with objections and proposed corrections within 30 days after receiving the Final Settlement Statement, said Buyer response shall include supporting materials, in reasonable detail, but only to the extent such supporting materials are in Buyer’s possession or control at such time. During such 30-day period, Buyer shall be given reasonable access to Seller’s and its Affiliates’ books and records relating to the matters required to be accounted for in the Final Settlement Statement to allow Buyer to conduct an audit and review such items. If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within such 30-day period, the Final Settlement Statement will be deemed approved by Buyer and final and binding between the Parties. After approval of the Final Settlement Statement, Seller will send a check or invoice to Buyer for the net amount, reflecting the difference between the adjusted Purchase Price paid at Closing and the final Purchase Price (excluding the Holdback Amount and any other amounts still held in escrow at such time). If Buyer and Seller are unable to agree to all adjustments within 30 days after Buyer’s written objection to the Final Settlement Statement submitted by Seller, adjustments that are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such 30-day period and either Party may submit such disagreement to an Independent Expert selected in the manner provided in Section 8 for resolution.

11.	Disputes

11.1	Arbitration.

(a)	In case of a dispute, controversy or Claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, but excluding any dispute to be resolved by an Independent Expert selected pursuant to Section 8, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each such Claim within 30 days after receipt of notice of such Claim. If the applicable parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties.

(b)	If no such agreement can be reached after good faith negotiation lasting not longer than 30 days after the receipt of notice of such Claim, any of the applicable parties may demand binding arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration. Arbitration shall be administered by the American Arbitration Association (“AAA”). The number of arbitrators shall be three. The place of arbitration shall be Dallas, Texas. The language of the arbitration shall be English. The arbitration shall be conducted consistent with the rules, regulations, and requirements thereof, as well as any requirements imposed by applicable state Law. Any arbitral award determination shall be final and binding upon the Parties. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

(c)	Arbitration shall proceed only on an individual basis. The Parties waive the right to assert, participate in, or receive money or any other relief from any class, collective, or representative proceeding. Each Party shall submit only its own individual claims against the other and will not seek to represent the interests of any other Person. Notwithstanding anything to the contrary in the Commercial Arbitration Rules of the American Arbitration Association, no arbitrator shall have jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other Person to an arbitration between the Parties.

(d)	Except for the Parties’ legal fees, each of Buyer and Seller shall be responsible for one-half the cost of the arbitration proceedings. Each Party shall be solely responsible for its own legal fees.

12.	Miscellaneous

12.1	Gas Imbalances. Regardless of whether Seller is overproduced or underproduced as to its share of total gas production, any balancing obligation or credit arising from such over or underproduction, and any pipeline imbalance, in each case, determined as of the Effective Time (an “Imbalance”) shall transfer to Buyer as of the Effective Time, and the Purchase Price shall be adjusted therefor. Buyer and Seller will settle all Imbalances as existing as of the Effective Time through Purchase Price adjustments using a settlement price of $2.50 per MMBtu.

12.2	Casualty Loss of Assets. If prior to the Closing, any portion of the Assets is damaged or destroyed or made unavailable or unusable for the intended purpose by Casualty Loss, Buyer shall nevertheless be required to close and Seller, at the Closing, shall pay to Buyer all sums paid to Seller by third parties by reason of such Casualty Loss insofar as such payments are directly attributable to the Assets and the applicable Casualty Loss, and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (excluding any Liabilities, other than insurance claims, of or against any member of the Seller Parties) arising out of such Casualty Loss insofar as and with respect to such Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and Claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against third parties with respect to any such Casualty Loss. The term “Casualty Loss” shall mean physical damage to an Asset that (a) occurs between the execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, reservoir changes, or downhole failure (including, without limitation, failure arising or occurring during drilling or completing operations, junked or lost holes or sidetracking or deviating a well); and (c) exceeds $100,000 in value. Notwithstanding the foregoing provisions of this Section 12.2, in the event of a conflict between this Section 12.2 and the cost allocation provisions of Section 3.1(e) with respect to any Casualty Loss, the provisions of Section 3.1(e) shall control; provided, however, that the full amount of such Casualty Loss shall be treated as such for purposes of Section 10.3(a)(v).

12.3	Books and Records. Seller shall deliver to Buyer at Closing or within a reasonable time thereafter the Records, except to the extent constituting Excluded Assets.

12.4	Publicity. Prior to and after the Closing Date, no Party (or Affiliate thereof) will issue a press release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Seller and Buyer, except as required by applicable Law or national or foreign stock exchange regulation; provided, however, that the foregoing will not prohibit Buyer (or its Affiliates), on or after the Execution Date, from issuing a press release (a) announcing the transactions contemplated hereby pursuant to a public press release (and making public statements and disclosures consistent with such mutually agreeable press release) or (b) announcing the termination the Agreement in accordance with the provisions hereof, in each case, subject to the opportunity of Seller to review and comment on any such press release, which comments will be considered in good faith by Buyer.

12.5	Assignment. Other than as permitted by Section 1.4, no Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided, however, that Buyer, without the consent of Seller but with five Business Days’ prior written notice to Seller, may assign its rights or delegate its duties under this Agreement to an Affiliate of Buyer that agrees in writing to fully assume all obligations of Buyer hereunder. Any assignment of this Agreement permitted by this Section 12.5 shall be made subject to the obligations contained in this Agreement, and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns

12.6	Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between Seller and Buyer with respect to the transactions contemplated herein and supersede all prior oral or written agreements, commitments, and understandings between the Parties. No amendment shall be binding upon any of the Parties unless such amendment is in writing and signed by each of Seller and Buyer and expressly identified as an amendment or modification to this Agreement. This Agreement is for the benefit of Seller and Buyer and their respective successors and permitted assigns, and nothing in this Agreement shall entitle any other Person to any Claim, cause of action, right or remedy of any kind, except the rights expressly provided to the Persons described in Section 3.3(b), Section 3.3(c) and Section 12.22.

12.7	Headings. The table of contents, list of exhibits, list of schedules, table of defined terms, headings, titles and captions contained in this Agreement (a) are inserted only as a matter of convenience and for reference and (b) shall not be construed to define, limit, extend or describe the scope or the intent of any provision of this Agreement.

12.8	Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile or electronic means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Parties hereto at the following addresses:

If to Seller:

EnSight IV Energy Partners, LLC

333 Texas Street, Suite 1919

Shreveport, Louisiana 71101-3676

Attention:   [*****]

E-Mail:   [*****]

Telephone No.:   [*****]

Fax No.:            [*****]

If to Buyer:

Tellurian Production LLC

1201 Louisiana St., Suite 3100

Houston, Texas 77002

Attention:   [*****]

E-Mail: [*****] and [*****]

Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if either hand-delivered, e-mailed or sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested. Notwithstanding anything herein to the contrary, any and all notices or other communications as required, permitted or otherwise provided for herein may be delivered via e-mail delivery, utilizing the e-mail addresses for the Parties as provided above.

12.9	Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to the principles of conflict of laws.

12.10	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

12.11	Records. As soon as practicable, but in no event later than 30 days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer the original Records (or digital copies to the extent originals are not in Seller’s possession or control) that are in the possession of Seller or its Affiliates; provided, however, that that the Records in electronic form shall be delivered by Seller to Buyer within five days after the Closing Date.

12.12	Confidentiality. Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the sale of the Assets shall remain confidential prior to Closing pursuant to the terms of the Confidentiality Agreement (but subject, in any case, to any disclosure permitted pursuant to Section 12.4). In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, (i) Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, with Seller being a third-party beneficiary of any privilege held by Buyer; and, (ii) Buyer and its Representatives shall promptly return to Seller any and all materials and information furnished or disclosed by Seller relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and destroy any information relating to the Assets and independently acquired by Buyer. Notwithstanding the provisions of Section 12.6, nothing in this Section and this Agreement shall have the effect, prior to Closing, of terminating, modifying or superseding that certain Confidentiality Agreement, dated February 8, 2022, between Buyer and Seller (the “Confidentiality Agreement”), which shall terminate as of the Closing Date if the Closing occurs.

12.13	Further Cooperation. After the Closing, each Party shall execute, acknowledge, and deliver all documents, and take all such acts that from time to time may be reasonably requested by the other Party in order to carry out the purposes and intent of this Agreement.

12.14	Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the Parties hereto were on the same document, but, in such event, each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each Party.

12.15	Exhibits and Schedules. All the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

12.16	Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to the other Party.

12.17	Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

12.18	Removal of Signs and Markers. Seller may either remove its name and signs from the Seller-operated Existing Wells, facilities and Personal Property or require Buyer, at Buyer’s cost, to do so for those Assets that Buyer will operate. If Seller’s name or signs remain on the Assets after Seller ceases to be the operator and Buyer has become operator thereof, Buyer shall (a) remove any remaining signs and references to Seller within 90 days after Seller ceases to be the operator of the Assets and (b) install signs complying with applicable governmental regulations, including signs showing Buyer as operator of the Assets it operates.

12.19	CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT, EXCEPT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.20	Waiver of Certain Damages; Limitation on Indemnity. Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section 12.20 does not diminish or otherwise affect the Parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement.

12.21	Waiver of Right to Rescind. Seller and Buyer acknowledge that if this Agreement is not terminated and Closing occurs, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other Claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind the transactions contemplated by this Agreement.

12.22	No Recourse. Except to the extent a named Party to this Agreement, and subject in all cases to the terms and conditions of and limitations herein, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, Representative, Affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any Liability or responsibility (in contract, tort or otherwise) for any Liabilities of any Party hereto, as applicable, under this Agreement or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby. This Agreement may be enforced only against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought only against the entities that are expressly named as Parties hereto (and their permitted successors and assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 12.22. For clarity, the Parties acknowledge and agree that nothing in this Section shall affect any obligations or Liabilities of any Non-Recourse Person arising under an agreement other than this Agreement and the other Transaction Documents.

12.23	Buyer’s Acquisition of Tag Along Interests. Schedule 5.1(l)(iii) identifies the applicable agreements providing Tag Along Rights for the transfer to and Buyer’s acquisition of certain additional interests in and to Leases, Existing Wells and other Properties as included within the Assets to be transferred from Seller unto Buyer as provided for herein (collectively, “Tag Along Interests”). Buyer shall take all actions as required by such Tag Along Rights, including without limitation providing an irrevocable written offer to purchase said Tag Along Interests on the same terms and conditions as set forth in this Agreement. Upon proper exercise of the applicable Tag Along Rights by the applicable holders thereof, Buyer agrees to and shall purchase all available Tag Along Interests, with Buyer’s acquisition of the Tag Along Interests being in addition to Buyer’s purchase of the Assets as provided for herein. If a Contingent Payment is made to Seller in accordance with Section 2.6, then Buyer will contemporaneously make a payment to each holder of a Tag Along Interest acquired by Buyer in accordance with this Section 12.23, which payment shall be equal to the Allocated Value attributable to the Contingent Payment for such holder’s Tag Along Interest.

12.24	Louisiana Terminology. In this Agreement, and without intending to modify the choice of Law set forth in Section 12.9, the following terms will have the following meanings with respect to any of the Assets located in the state of Louisiana. Each reference to (a) “easement” will include a reference to “servitude”; (b) “buildings” will include a reference to “other constructions”; (c) a county, in reference to a subdivision of the state of Louisiana, will include a reference to a Louisiana parish; (d) the terms “land,” “real property,” and “real estate” will, in each case, include “immovable property” as that term is used in the Louisiana Civil Code; (e) the term “personal property” will include “movable property” as that term is used in the Louisiana Civil Code; (f) the term “tangible property” will include “corporeal property” as that term is used in the Louisiana Civil Code; (g) the term “intangible property” will include “incorporeal property” as that term is used in the Louisiana Civil Code; (h) the terms “fee title,” “fee estate,” or “fee simple title” will, in each case, include “full ownership interest” as that term is used in the Louisiana Civil Code; and (i) the term “condemnation” will include “expropriation” as that term is used in Louisiana Law.

13.	DEFINED TERMS

13.1	References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Section means an Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term; (h) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used; (i) unless expressly provided to the contrary herein or used to set forth a list of elections available to a Party hereto, the word “or” is not exclusive; (j) references herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws; and (k) references to a Person are also to its permitted successors and permitted assigns. All references to “ordinary course of business” shall mean the ordinary course of business consistent with the customs and practices of reasonably prudent operators.

13.2	Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:

(a)	“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(b)	“Debt Instrument” means any contract or agreement that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial contract.

(c)	“Defect Escrow Amount” means any amounts deposited in the Escrow Account pursuant to Section 6.5 or Section 7.5.

(d)	“Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 5.1(e) (including the corresponding representations and warranties given in the Seller Certificate).

(e)	“Governmental Authority” means any tribal authority, the United States and any state, county, parish, city or political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof.

(f)	“Hazardous Substance” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or for which Liability or standards of care are imposed under, any Environmental Laws, including NORM, Hydrocarbons, petroleum, petroleum products or petroleum by-products and other hazardous materials, including asbestos.

(g)	“Hydrocarbons” means oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of the foregoing).

(h)	“Income Taxes” means any income, franchise, or similar Taxes based on or measured by net income (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes).

(i)	“Law” means all Permits, laws, statutes, rules, regulations, ordinances, orders, decrees, writs, injunctions, requirements, judgments, and codes, including rules of common law, of Governmental Authorities.

(j)	“Liabilities” means any and all Claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including reasonable and documented fees and other expenses of outside counsel incurred in connection therewith.

(k)	“Net Revenue Interest” and “NRI” means the aggregate interest of Seller in Hydrocarbons produced from or attributable to the applicable Value Assets and limited to the Target Interval, after deducting and giving effect to all royalties (including lessor’s royalties) and other burdens on Hydrocarbons produced therefrom (only to the extent such other interests or burdens are not included in the Assets).

(l)	“NORM” means naturally occurring radioactive material.

(m)	“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(n)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and any other agents of such Person.

(o)	“Seller Benefit Plan” means any employee benefit or compensation plan, program, practice, policy, agreement or arrangement that is sponsored, maintained or contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates is a party or has any Liability.

(p)	“Target Interval” means the Haynesville Formation, being that certain geologic zone(s) and formation(s) occurring at the stratigraphic equivalent of that gas and condensate bearing interval encountered between the depth of 10,368 MD and 10,684 MD as encountered and identified on the Array Induction Gamma Ray-SP Log dated May 3, 2005 for the EOG Resources USA #74 Well (API#17-015-23633) as located in Section 6, Township 17 North, Range 11 West, Bossier Parish, Louisiana.

(q)	“Tax” or “Taxes” means: (i) any U.S. federal or state, local or non-U.S. income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, conservation, fuel, custom duties, capital stock, intangible property, production, license, capital gains, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax, fee or other similar charge in the nature of a tax imposed by any Governmental Authority; and (ii) any interest, penalty, fine, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

(r)	“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

(s)	“Transaction Documents” means this Agreement, the Escrow Agreement and the other contracts, agreements, certificates, documents and instruments delivered or to be delivered by any of the Parties in connection with this Agreement.

(t)	“Working Interest” and “WI” means the interest in and to any Value Asset that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations with respect to such Value Asset, limited to the Target Interval, in each case, without regard to the effect of any royalties and other burdens.

[Signature Pages Follow]

EXECUTED as of the date first above written.

SELLER:

ENSIGHT IV ENERGY PARTNERS, LLC

By:	/s/ [*****]
[*****]
[*****]

ENSIGHT HAYNESVILLE PARTNERS, LLC

By:	/s/ [*****]
[*****]
[*****]

Signature Page to Purchase And Sale Agreement

BUYER:

TELLURIAN PRODUCTION LLC

By:	/s/ [*****]
[*****]
[*****]

Signature Page to Purchase And Sale Agreement